Exhibit 10.1

Execution Version

CREDIT AGREEMENT

DATED AS OF FEBRUARY 11, 2021

AMONG

TURNING POINT BRANDS, INC.,
AS BORROWER,

VARIOUS LENDERS,

AND

BARCLAYS BANK PLC,
AS ADMINISTRATIVE AGENT

BARCLAYS BANK PLC,
AS LEAD ARRANGER AND BOOKRUNNER,

SENIOR SECURED CREDIT FACILITIES

TABLE OF CONTENTS

 Page

i

SCHEDULES

1.01A	Existing Letters of Credit
1.01B	Existing Swap Contracts
2.01	Commitments and Applicable Percentages
4.01(a)(ii)	Closing Date Security Documents
4.01(a)(iv)	Local Legal Counsel Opinions
5.12	Subsidiaries; Other Equity Investments
6.16	Post-Closing Covenant
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
A-3	Prepayment Notice
B-1	Revolving Credit Note
B-2	Incremental Term Loan Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Joinder Agreement
F-1	Security Agreement
F-2	Guarantee Agreement
G-1 through G-4	U.S. Tax Compliance Certificates
H	Pari Passu Intercreditor Agreement
I	Junior Lien Intercreditor Agreement
J	Solvency Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date hereof, this “Agreement”) is entered into as of February 11, 2021, among TURNING POINT BRANDS, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, as Administrative Agent and each L/C Issuer (as defined below).

WITNESSETH

Whereas, the Borrower is party to that certain Amended and Restated First Lien Credit Agreement, dated as of March 7, 2018, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, prior to the date hereof, among the Borrower, Fifth Third Bank, National Association, as administrative agent and the other guarantors and lenders named therein (the “Existing Credit Agreement”);

Whereas, the Borrower wishes to refinance the Existing Credit Agreement by issuing 2026 Senior Secured Notes (as defined below) and obtaining Revolving Credit Commitments hereunder;

Whereas, the Borrower has requested that the Revolving Credit Lenders, from time to time on and after the Closing Date, lend to the Borrower and the L/C Issuer issue Letters of Credit for the account of the Borrower pursuant to the Revolving Credit Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2026 Senior Secured Notes” means the Borrower’s 5.625% Senior Secured Notes in an aggregate principal amount of $250,000,000 due 2026 issued pursuant to that certain 2026 Senior Secured Notes Indenture on the Closing Date.

“2026 Senior Secured Notes Indenture” means that certain indenture among the Borrower, as issuer, and GLAS Trust Company LLC, as Trustee, dated as of the date hereof, as subsequently amended or supplemented from time to time.

“Acquired Debt” means, with respect to any specified Person:

(a)          Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act” has the meaning specified in Section 10.19.

“Additional Refinancing Lender” has the meaning specified in Section 2.17.

“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning specified in Section 7.08(a).

“Agency Fee Letter” means the Administrative Agency Fee Letter, dated February 11, 2021, between the Borrower and the Administrative Agent.

“Agents” means the Administrative Agent and the Collateral Agent and for purposes of Article 10, the Arranger.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.20.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternative Currency” means Canadian Dollars, Euros and Pound Sterling.

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption of public officials, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning specified in Section 5.19.

“Applicable Calculation Date” means the applicable date of calculation for (i) the Secured Leverage Ratio, (ii) the Consolidated Leverage Ratio, (iii) the Fixed Charge Coverage Ratio, (iv) Consolidated EBITDA or (v) Consolidated Total Assets.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Borrower immediately preceding the Applicable Calculation Date for which internal financial statements are available (other than for purposes of calculating ratios pursuant to Section 7.11, which shall look to the most recently completed four fiscal quarters of the Borrower).

 “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time; provided that, with respect to any Revolving Credit Facility, if the commitment of each Revolving Credit Lender to make Revolving Credit Loans under such Revolving Credit Facility and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments in respect thereof have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of such Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments.  The initial Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Revolving Credit Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable.  The Applicable Percentage of any Revolving Credit Lender is subject to adjustment as provided in Section 2.16.

“Applicable Rate” means in respect of Revolving Credit Loans, (i) from the Closing Date to the date following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 2.50% per annum for Base Rate Loans that are Revolving Credit Loans and 3.50% per annum for Eurodollar Rate Loans that are Revolving Credit Loans and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Secured Leverage Ratio	Applicable Rate
		Eurodollar Rate	Base Rate
1	If the Secured Leverage Ratio is ≥ 3.00	3.50%	2.50%
2	If the Secured Leverage Ratio is < 3.00 and ≥ 2.50	3.25%	2.25%

3	If the Secured Leverage Ratio is < 2.50 and ≥ 2.00	3.00%	2.00%
4	If the Secured Leverage Ratio is < 2.00	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Furthermore, and notwithstanding anything to the contrary contained in this definition, the Applicable Rate in respect of any Incremental Term Loans, any Refinancing Term Loans or any Other Revolving Commitments (and any Other Revolving Loans thereunder) shall be the applicable percentages per annum set forth in the relevant Joinder Agreement or Refinancing Amendment, as applicable.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentages in respect of the Revolving Credit Facilities at such time.

“Applicable Time” means, with respect to any borrowings or payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent or the applicable L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, and (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Barclays Bank PLC in its capacity as lead arranger and bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Auction” has the meaning specified in Section 10.06(b)(vii)(A).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, in respect of any Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date in respect of such Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments in respect of such Revolving Credit Facility pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Revolving Credit Lender in respect of such Revolving Credit Facility to make Revolving Credit Loans under such Revolving Credit Facility and of the obligation of the L/C Issuers to make L/C Credit Extensions in respect of such Revolving Credit Facility pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 3.08.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, with respect to Loans denominated in U.S. Dollars, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%; provided that, if any such rate is less than zero, Base Rate will be deemed to be zero.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, U.S.D. LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to U.S.D. LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 3.08.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)          the sum of:  (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)          the sum of:  (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c)        the sum of:  (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (II) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.  If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)          for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(1)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(2)
the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)         for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c)          in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means:

(a)          with respect to a corporation, the Board of Directors of the corporation;

(b)          with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing of a particular Class or an Incremental Borrowing, as the context may require.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

“Capital Stock” means:

(a)          in the case of a corporation, capital stock;

(b)       in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that would have been accounted for by the Borrower as an operating lease under GAAP as in existence on December 31, 2018, shall be accounted for and treated as an operating lease and not a Capitalized Lease Obligation.

“CARES ACT” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any L/C Issuer (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Obligations in respect of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(a)          United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)          securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 36 months from the date of acquisition;

(c)          certificates of deposit, time deposits and eurodollar time deposits with maturities of 36 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 36 months and overnight bank deposits, in each case, with any Lender or with any commercial bank having capital and surplus in excess of $100,000,000;

(d)          repurchase obligations for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)          commercial paper maturing within 36 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(f)         readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(g)        instruments equivalent to those referred to in clauses (a) to (f) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(h)          investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with any Loan Party, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement, and (b) in the case of any Cash Management Agreement entered into prior to, and existing on, the Closing Date, any Person that is, on the Closing Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” means any obligations of the Borrower or another Loan Party pursuant to a Cash Management Agreement.

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds and obligations in respect of any other services related, ancillary or complementary to the forgoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)         the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Borrower or its Subsidiaries or a Permitted Holder;

(b)         the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group other than a Permitted Holder (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Borrower, in each case, other than an acquisition where the holders of the Voting Stock of the Borrower as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Borrower or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Borrower as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Borrower immediately after such acquisition); or

(c)          a “Change of Control”, “Change in Control” or other substantively similar term under the 2026 Senior Secured Notes Indenture or any other Indebtedness of the Borrower or any of its Restricted Subsidiaries with an aggregate principal amount in excess of the Threshold Amount (to the extent that the occurrence of such event permits the holders of Indebtedness thereunder to accelerate the maturity thereof or to resell such other Indebtedness to the Borrower, or requires the Borrower to repay, or offer to repurchase, such Indebtedness prior to the stated maturity thereof).

Notwithstanding the preceding or any provision of Rule 13(d)(3) of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the total voting power of the Voting Stock of such parent and (iii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Incremental Revolving Credit Commitments, Other Revolving Commitments of a given Refinancing Series, Incremental Term Loan Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Incremental Revolving Loans, Other Revolving Loans of a given Refinancing Series, Incremental Term Loans or Refinancing Term Loans of a given Refinancing Series.  Loans that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches.  Commitments that, if and when drawn in the form of Loans, would yield Loans that are construed to be in different Classes or tranches pursuant to the immediately preceding sentence shall be construed to be in different Classes or tranches of Commitments corresponding to such Loans.  There shall be no more than an aggregate of two Classes of revolving credit facilities and two Classes of term loan facilities under this Agreement.

“Closing Date” means the first date all the conditions precedent referred to in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is February 11, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Security Documents and all of the other property provided as collateral security under the terms of the Security Documents.

“Collateral Agent” means Barclays Bank PLC.

“Commitment” means a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, an Incremental Term Loan Commitment, a Refinancing Term Commitment or an Other Revolving Commitment, as the context may require.

“Commitment Fee Rate” means (a) from the Closing Date to the date following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter following the Closing Date, 0.45% and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Secured Leverage Ratio	Commitment Fee
1	If the Secured Leverage Ratio is ≥ 3.00	0.45%
2	If the Secured Leverage Ratio is < 3.00 and ≥ 2.50	0.40%
3	If the Secured Leverage Ratio is < 2.50 and ≥ 2.00	0.35%
4	If the Secured Leverage Ratio is < 2.00	0.30%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained in this definition, the determination of the Commitment Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing or (b) an Incremental Borrowing, which shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)          Taxes paid and the provision for any type of taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(b)          Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income; plus

(c)          Consolidated depreciation and amortization expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income; plus

(d)        any extraordinary, unusual, infrequently occurring or nonrecurring loss, charge, payments or expense or any losses, expenses, payments or charges incurred in connection with any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition recapitalization or Indebtedness permitted to be incurred hereunder (in each case whether or not consummated and including expenses incurred in the connection with the Transactions), COVID-19 or the Transactions and, in each case, deducted in such period in computing Consolidated Net Income; plus

(e)         the amount of any restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, integration and business optimization costs and costs to close or consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income; plus or minus

(f)          any other noncash charges, expenses, write-down or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up and loss of profit on the acquired inventory and unrealized losses of the TMSA Account) or deferred cash charges, expenses or losses reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the Consolidated EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries; plus

(g)          taxes paid during the period in respect of deferred tax obligations stemming from CARES ACT relief originally due but deferred from periods prior to the Closing Date; plus

(h)          the amount of any non-controlling interest expense consisting of income attributable to non-controlling interests of third parties in any non-wholly owned Subsidiary; plus

(i)          (x) costs incurred or otherwise associated with the launch of new products or product lines and (y) costs associated with applications related to Food and Drug Administration Pre-Market Tobacco Applications and similar costs incurred in connection with the receipt of regulatory approval for products; plus

(j)          corporate and vapor restructuring expenses including severance and inventory reserves; plus

(k)         the amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to the Transactions, any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 18 months after the end of the relevant period (including actions initiated prior to the Closing Date) (which cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies are reasonably identifiable and quantifiable and no cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies shall be added pursuant to this clause (k) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies that are included in any other “pro forma” (it being understood and agreed that “Run Rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that the aggregate amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative added pursuant to this clause (k) shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to any addback under this clause for any Applicable Measurement Period); plus or minus

(l)          noncash items increasing Consolidated Net Income of such Person for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period) or which will result in the receipt of cash in a future period or the amortization of lease incentives;

provided, that cancellation of indebtedness income arising from Loan purchases pursuant to Section 10.06(b)(vii) will not increase Consolidated EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:  (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness and amortization of any original issue discount in connection with the Transactions) plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person and its Restricted Subsidiaries actually received or receivable in cash for such period.

“Consolidated Leverage Ratio” means, with respect to and Person, as of any date, means the ratio of (a) Consolidated Total Debt of such Person and its Restricted Subsidiaries minus unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries, in each case, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (b) EBITDA of such Person for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

(a)         any net after-tax extraordinary, unusual or nonrecurring gains, losses, income, costs, charges or expenses (including, without limitation, restructuring, severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening costs, new product launches, unrealized losses on the TMSA Account, and any fees, expenses, or charges related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), and litigation settlements or losses) shall be excluded;

(b)          the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(c)          costs associated with, and any net after-tax gains or losses attributable to, asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(d)         the Consolidated Net Income for such period of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below);

(e)         solely for the purpose of determining the amount available for Restricted Payments that are permitted to be made under Section 7.06 the Consolidated Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Consolidated Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived and other than restrictions pursuant to the Agreement, the Security Documents or the 2026 Senior Secured Notes Indenture and related documentation; provided that the Consolidated Net Income of such Person shall be, after giving effect to any applicable exclusion contained in clause (7) of the definition of “Consolidated EBITDA,” increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof, subject to the provisions of this clause (5) in respect of such period, to the extent not already included therein;

(f)          non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs and accruals for bonuses payable in a future period (provided that the amount paid in respect of such bonuses shall be included in the period paid) and income (loss) attributable to deferred compensation shall be excluded;

(g)         any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness or Hedging Obligations shall be excluded;

(h)          the effect of any non-cash items resulting from any amortization, impairment, write-up, write-down or write-off of assets (including investment securities), including intangible assets, goodwill and deferred financing costs in connection with the Transactions or any future acquisition, disposition, merger, consolidation, Investment or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(i)           any unrealized net gain or loss resulting from Hedging Obligations permitted by Section 7.03(b)(ix) (including pursuant to the application of SFAS No. 133) shall be excluded;

(j)           any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(k)          expenses and lost profits with respect to liability or casualty events or business interruption shall be disregarded (x) to the extent covered by insurance and actually reimbursed or (y) if such Person has made a determination that there exists reasonable evidence that such amount will be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the insurer in writing and (b) is in fact reimbursed within 365 days following the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed with such 365-day period); provided, that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (11);

(l)          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition, the Transactions or any Investment or asset acquisition shall be excluded (x) to the extent actually reimbursed or (y) if such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(m)         [reserved];

(n)          non-cash charges for deferred tax asset valuation allowances shall be excluded;

(o)        any fees, expenses (including any transaction or retention bonus or similar payment) or charges incurred during such period, or any amortization thereof for such period, in connection with the Transactions or any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of or waiver or consent relating to any debt instrument, shall be excluded;

(p)         any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) and any other non-cash items of a similar nature shall be excluded; and

(q)         any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded.

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries as shown on the most recent balance sheet determined in accordance with GAAP determined on a pro forma basis as set forth in Section 1.09.

“Consolidated Total Debt” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and Refunding Capital Stock) made to the capital of the Borrower or such Guarantor after the Closing Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans of a particular Class from one Type to the other or (b) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-2 or any other form approved by the Administrative Agent.

“Convertible Senior Notes” means the Borrower’s 2.50% Convertible Senior Notes due 2024.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“COVID-19 Relief Funds” means funds or credit or other support received by the Borrower or any Subsidiary of the Borrower from, or with the credit or other support of, any governmental authority, and incurred with the intent to mitigate through liquidity or other financial relief the impact of the COVID-19 global pandemic on the business and operations of the Borrower and its Subsidiaries.

“Credit Agreement Refinancing Indebtedness” means Indebtedness incurred solely by the Borrower in the form of one or more series or classes of Loans or Commitments under this Agreement, in each case, issued, incurred or otherwise obtained (including by means of the amendment, extension, refinancing, or renewal of existing Indebtedness) in exchange for, or to refinance, in whole or part, existing Term Loans (and/or Term Commitments) and Revolving Credit Loans (and/or Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that solely for purposes of Section 2.17 (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the other Obligations hereunder and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such Indebtedness is incurred solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Indebtedness, and any Term Commitments and/or Revolving Credit Commitments so refinanced shall be concurrently terminated, (iv) such Indebtedness (including, if such Indebtedness includes any Revolving Credit Commitments, the unused amount of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (v) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity no shorter, than the Refinanced Debt, (vi) the terms and conditions of such Indebtedness (except as otherwise provided above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to the terms and conditions applicable to the Refinanced Debt, unless (x) such terms apply only after the Latest Maturity Date at the time such Indebtedness is established or (y) this Agreement is amended so that such terms are also applicable for the benefit of the Lenders under any then-existing Facilities and (vii) such Refinanced Debt shall be repaid, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments in respect thereof shall be terminated, on the date such Indebtedness is incurred.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (x) with respect to principal, interest or other fees attributable to a Facility, the Base Rate plus the Applicable Rate applicable to Base Rate Loans under such Facility plus 2.00% per annum and (y) with respect to all other Obligations, (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2.00% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless, with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has provided written notice to the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such written notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent made in good faith belief that such Lender may not honor its funding obligations, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgements or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Officer of the Borrower setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Designated Preferred Stock” means Preferred Stock of the Borrower, any Restricted Subsidiary or any parent entity (in each case other than Disqualified Stock) that is issued after the Closing Date for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower or the applicable parent entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.06(a), (b) and (c).

“Disposition” means (i) the sale, conveyance, transfer or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets of the Borrower (other than the sale of Equity Interests of the Borrower) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions and other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.03 or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law).  None of (i) the unwinding of Hedging Obligations, (ii) the issuance or sale of any Permitted Convertible Indebtedness by the Borrower or any of its Subsidiaries, (iii) the sale of any Permitted Warrant Transaction by the Borrower, (iv) the purchase of any Permitted Bond Hedge Transaction nor (v) the performance by the Borrower and/or any Subsidiary thereof of the Borrower’s or such Subsidiary’s obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction or any termination of any such transaction, shall constitute, or be deemed to constitute, a “Disposition”.

“Disqualified Lender” means (a) any Person (or its Subsidiaries and Affiliates) who is an operating competitor of the Borrower or its Subsidiaries and that is separately identified by the Borrower to the Administrative Agent by name in writing prior to the Closing Date (which list of operating competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent; provided that such supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments hereunder) and (b) with respect to each Person that is a “Disqualified Lender” pursuant to clause (a) above, any of its Affiliates (other than any Affiliate of a Person that is solely a “Disqualified Lender” pursuant to clause (a) above and is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and for purposes hereof, a “vulture fund” or Person that purchases distressed debt in the ordinary course of its business shall be deemed not to be a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business) that is either (i) identified to the Administrative Agent by name in writing by the Borrower from time to time (provided that such supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans hereunder) or (ii) clearly identifiable as an Affiliate of such Disqualified Lender solely on the basis of such Affiliate’s name.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than as a result of a Change of Control or Asset Sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is putable or exchangeable) provide that such Person may not redeem or repurchase any such Capital Stock (and all securities into which it is convertible or for which it is putable or exchangeable) pursuant to such provision prior to compliance by such Person with the provisions of Section 7.04 and such repurchase or redemption complies with Section 7.06), in each case pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than as a result of a Change of Control or Asset Sale), in whole or in part, or (c) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the latest then applicable Maturity Date are no longer outstanding; provided, however, that (i) any Capital Stock held by any future, current or former employee, director, officer, manager, independent contractor or consultant of the Borrower, any of its Subsidiaries, any of their direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower or a Restricted Subsidiary, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations, (ii) only the portion such Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof prior to such date, or is so convertible or exchangeable will be deemed to constitute Disqualified Stock, and (iii) any class of such Capital Stock that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock of the Borrower or any of its direct or indirect parent entities that is not Disqualified Stock will not be deemed to constitute Disqualified Stock.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is U.S.D. LIBOR, the occurrence of:

(a)          a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a termSOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)          the joint election by the Administrative Agent and the Borrower to trigger a fallback from U.S.D. LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claim” means any written notice, claim, demand, action, litigation, toxic tort, proceeding, demand, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, investigation, or other proceeding by any Governmental Authority or any other Person, arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, agreements or governmental restrictions relating to human health and safety, pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous materials, substances or wastes and air and water emissions and discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), obligation, responsibility or cost directly or indirectly resulting from or based upon (a) any violation of, or liability under, any Environmental Law, (b) the generation, use, handling, transportation, storage, distribution, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) natural resource damage or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization issued pursuant to or required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means any public or private sale of common or preferred stock (other than Disqualified Stock) of the Borrower or common stock or Preferred Stock of any of its direct or indirect parent entities (excluding Disqualified Stock of such entity), other than (1) public offerings with respect to common stock of the Borrower or of any of its direct or indirect parent entities registered on Form S-4 or Form S-8, (2) any such public or private sale that constitutes an Excluded Contribution or (3) an issuance to any Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means the occurrence of any of the following (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification concerning the imposition upon the Borrower or any of its ERISA Affiliates of any liability with respect to such withdrawal, or a determination that a Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination of, any Pension Plan, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) of any Pension Plan is both less than 80% and such Pension Plan is more than $20,000,000 underfunded on an adjusted funding target attainment percentage basis; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) the failure to satisfy the Pension Funding Rules with respect to any Pension Plan, whether or not waived.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by multiplying (I)(x) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered Screen Rate for deposits (for delivery on the first day of such period) (such page currently being in relation to a Loan denominated in U.S. Dollars, as currently published on Reuters Screen LIBOR01 Page or LIBOR02 Page (or any successor thereto) and (ii) in relation to a Loan denominated in Euros, the EURIBOR01 page) (the “LIBO Rate”) with a term equivalent to such Interest Period in the relevant currency, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (y) in the event the rates referenced in the preceding clause (x) do not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London Interbank Offered Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in such currency, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (z) in the event the rates referenced in the preceding clauses (x) and (y) are not available, the rate per annum equal to the offered quotation rate by first class banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in such currency of amounts in Same Day Funds comparable to the principal amount of the applicable Loan of the Administrative Agent for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; provided that, if the rates referenced in clause (x) shall not be available at the applicable time for the applicable Interest Period (an “Impacted Interest Period”), then the Eurodollar Rate for such currency and Interest Period shall be the Interpolated Rate by (II) the Statutory Reserve Rate; provided, however, notwithstanding the foregoing, at no time will the Eurodollar Rate be deemed to be less than zero percent per annum.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a)         (i) each fee-owned real property with a fair market value of less than $5,000,000 per property, (ii) any real property located outside of the United States of America and (iii) any ground leasehold or other commercial leasehold real property interests or improvements thereto or any interest therein;

(b)          motor vehicles and other assets subject to certificates of title statutes (to the extent a lien thereon cannot be perfected solely by filing of a UCC financing statement);

(c)         leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those where no additional action is required by any Guarantor to grant or perfect a security interest in such commercial tort claim);

(d)          those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by any governmental authority or contract existing on the Closing Date or on the date any Subsidiary party to such contract is acquired (so long as, in the case of an acquisition of a Subsidiary, any such prohibition was not incurred in contemplation of such acquisition), requirement of law (or if any requirement of law creates a material risk of tax or other liability as reasonably determined by the Borrower) or regulation;

(e)          equity interests in any Person other than Restricted Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents or to the extent the pledge thereof would be prohibited by any governmental authority;

(f)          any lease, license or other agreement or any property subject to a lease, license or agreement or purchase money agreement, capital lease obligation or similar arrangements to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable statute or regulation notwithstanding such prohibition;

(g)          any “intent-to-use” trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(h)          those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Borrower and the Administrative Agent;

(i)           voting Equity Interests in any Foreign Subsidiaries or FSHCO, in each case in excess of 66% of the total combined voting power of the Equity Interests of such entities entitled to vote and 100% of the Equity Interests of such entities not entitled to vote;

(j)           Equity Interests in Unrestricted Subsidiaries, Subsidiaries of Foreign Subsidiaries or FSHCOs; and

(k)          Margin Stock; provided that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

 “Excluded Contribution” means net cash proceeds or marketable securities, in each case received by the Borrower from:

(a)          contributions to its common equity capital;

(b)          dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(c)          the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Capital Stock of the Borrower (other than Disqualified Stock and Designated Preferred Stock);

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Subsidiary” means any (a) Subsidiary that is not a wholly owned Subsidiary, (b) Subsidiary that is prohibited by applicable law from providing a Guarantee, (c) Unrestricted Subsidiary, (d) direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (e) Domestic Subsidiary substantially all of whose assets consist of capital stock (or capital stock and Indebtedness) of one or more Foreign Subsidiaries and any assets incidental thereto, (f) not-for-profit Subsidiary, (g) Subsidiary to the extent providing a Guarantee of the Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, (h) Immaterial Subsidiary and (i) any Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes (in lieu of net income Taxes), and branch profits Taxes in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding Tax that (i) is required to be imposed on amounts payable to or for the account of such Lender pursuant to the Laws in force at the time such Lender acquires such interest in the Loan or Commitment or (ii) designates a new Lending Office, except that in the case of a Lender that designates a new Lending Office or becomes a party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to such Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; and (d) any withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the collective reference to the existing letters of credit identified on Schedule 1.01A, including extensions and renewals thereof.

“Existing Swap Contracts” means the collective reference to the existing Swap Contracts identified on Schedule 1.01B, including extensions and renewals thereof.

“Facility” means the Revolving Credit Facility, an Incremental Facility or a Refinancing Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed zero.

“Fiscal Year” means the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available, the ratio of Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period.  In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, repays or otherwise retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Borrower or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (1) Consolidated Interest Expense of such Person for such period, (2) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (3) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries minus interest income, non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP, and any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to U.S.D. LIBOR.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.11(c).

“Foreign Lender” means a Lender that is not a Person.

“Foreign Plan” has the meaning specified in Section 5.11(c).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means an entity that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.

“Fully Funded” has the meaning specified in Section 5.11(c)(ii).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the guarantee agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit F-2.

“Guarantors” means, collectively, each existing and future direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary or any Immaterial Subsidiary).  On the Closing Date, the Guarantors will include each Domestic Subsidiary of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants or any other hazardous or toxic substances, wastes or materials regulated under or defined in any Environmental Law, including petroleum, its derivatives or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Hedge Bank” means any Person that enters into a Swap Contract permitted hereunder and, as of the Closing Date or at the time it enters into such Swap Contract, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger in its capacity as a party to such Swap Contract.

“Hedging Obligations” means any obligations of the Borrower or another Loan Party pursuant to a Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means a Subsidiary of the Borrower for which the Consolidated EBITDA attributable to such Subsidiary accounts for less than or equal to 5% of EBITDA of the Borrower and its Restricted Subsidiaries and collectively with all Immaterial Subsidiaries, less than or equal to 5% of EBITDA of the Borrower and its Restricted Subsidiaries.

“Increased Amount” has the meaning specified in Section 7.01(c).

“Increased Amount Date” has the meaning specified in Section 2.14(b).

“Incremental Available Amount” means

(a)          (i) the greater of (x) $50,000,000 and (y) 45% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries less (ii) the aggregate principal amount of Indebtedness incurred pursuant to Section 2.14(a) in reliance of this clause (a), plus

(b)          (i) the amount of any voluntary prepayments or debt buybacks of Term Loans and/or loans under other Indebtedness, in each case, secured on a pari passu basis with the Liens securing the Obligations hereunder (which, in the case of any such Indebtedness that constitutes revolving Indebtedness, is accompanied by a permanent reduction in the relevant commitment), (ii) voluntary prepayments of Revolving Credit Loans to the extent accompanied by a permanent reduction in the relevant commitment, and (iii) the amount paid in cash in respect of any reduction in the outstanding principal amount of any Term Loan resulting from any assignment of such Term Loan to the Borrower pursuant to Section 10.06(b)(vii) and/or the application of “yank-a-bank” provisions pursuant to Section 10.13, in each case, made prior to the Increased Amount Date (in the case of each of clauses (b)(i), (ii) and (iii), other than prepayments, repayments or commitment reductions financed with the proceeds of long-term indebtedness (other than revolving indebtedness (except where revolving indebtedness is used to replace revolving indebtedness))) less (iv) the aggregate principal amount of Indebtedness incurred pursuant to Section 2.14(a) in reliance on this clause (b), plus

(c)         an unlimited amount so long as, after giving effect to the incurrence of such Incremental Facility (assuming all commitments under or in respect of Incremental Term Loans are fully funded and without netting the cash proceeds thereof) in the case of any Incremental Facility secured by any or all of the Collateral on a pari passu basis with the Liens securing the Obligations hereunder, the pro forma Secured Leverage Ratio would not exceed 3.25:1.00, provided that, at the election of the Borrower, (I) the Borrower shall be deemed to have used amounts under clause (c) (to the extent compliant therewith) prior to utilization of amounts under clause (a) or (b), (II) Loans may be incurred simultaneously under clauses (a), (b) and (c), and proceeds from any such incurrence may be utilized in a single transaction, at the election of the Borrower, by first calculating the incurrence under clause (c) above and then calculating the incurrence under clauses (a) and (b) above and (III) any Loans incurred in reliance on clause (a) and/or (b) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (c) to the extent permitted thereunder at such time on a pro forma basis.

“Incremental Borrowing” means a borrowing of Incremental Revolving Loans or Incremental Term Loans, as the context requires.

“Incremental Facility” means, at any time, as the context may require, the aggregate amount of the Incremental Revolving Loan Lenders’ Incremental Revolving Credit Commitments and/or the Incremental Term Loan Lenders’ Incremental Term Loan Commitments of a given Class at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Loan Lender” has the meaning specified in Section 2.14(b).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(e).

“Incremental Term Loan Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Loan Lender” has the meaning specified in Section 2.14(b).

“Incremental Term Loan Maturity Date” means the date on which Incremental Term Loans of a Class shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Incremental Term Loans” has the meaning specified in Section 2.14(f).

“Indebtedness” means, with respect to any Person, without duplication;

(a)          any indebtedness (including principal and premium) of such Person:  (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof); (iii) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an obligation to a trade creditor accrued in the ordinary course of business; or (iv) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Obligations; if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a long-term liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any parent entity appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(b)          Disqualified Stock of such Person (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

(c)          all guarantees by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(d)         to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person), provided that the amount of Indebtedness of any Person for purposes of this clause (d) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith;

provided, however, that Indebtedness will not include:

(i)          Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and trade payables, accrued expenses and intercompany liabilities in each case arising in the ordinary course of business;

(ii)          items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the applicable of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”;

(iii)         prepaid or deferred revenue arising in the ordinary course of business;

(iv)         purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset;

(v)          earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP;

(vi)         intercompany indebtedness;

(vii)        the Indebtedness of any partnership in which such Person is a general partner to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing to Persons engaged in a Permitted Business that is, in the good faith judgment of the Board of Directors of the Borrower, qualified to perform the task for which it has been engaged.

“Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each December, March, June and September and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if approved by the relevant Lenders, 12 months or any period less than one month) thereafter, as selected by the Borrower in its Committed Loan Notice or Conversion/Continuation Notice, as applicable; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Determination Date” means, with respect to any Interest Period in respect of Eurodollar Rate Loans, the date that is two Business Days prior to the first day of such Interest Period.

“Interpolated Rate” means, in relation to any Eurodollar Rate Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the applicable Eurodollar Rate for the longest period (for which the applicable Eurodollar Rate is available for deposits in the applicable currency) that is shorter than the Impacted Interest Period of that Eurodollar Rate Loan and (b) the applicable Eurodollar Rate for the shortest period (for which such Eurodollar Rate is available for deposits in the applicable currency) that exceeds the Impacted Interest Period of that Eurodollar Rate Loan, in each case, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to employees, directors, consultants and independent contractors), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06, (i) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Closing Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Borrower in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Borrower and its Restricted Subsidiaries immediately after such transfer.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the applicable L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer relating to such Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit E.

“Judgment Currency” has the meaning specified in Section 10.20.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and the other parties from time to time party thereto, substantially in the form of Exhibit I.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Barclays Bank PLC, (ii) Fifth Third Bank, National Association, (iii) Regions Bank and (iv) any other Revolving Credit Lender that may become and agrees to become an L/C Issuer pursuant to Section 2.03(l), (v) any successor issuer of Letters of Credit hereunder or (vi) collectively, all of the foregoing, in each case, in their respective capacities as an issuer thereof.  Each L/C Issuer’s and its respective Affiliates’ share of the Letter of Credit Sublimit is set forth opposite such L/C Issuer’s name on Schedule 2.01 (as such Schedule may be amended with the consent of each affected L/C Issuer and the Borrower from time to time) under the caption “Letter of Credit Commitments” and no L/C Issuer shall be required to issue Letters of Credit in excess of its applicable amount so set forth; provided that it is understood and agreed that each L/C Issuer may, in its sole discretion, make L/C Credit Extensions in an aggregate amount above its respective share of the Letter of Credit Sublimit.

“L/C Obligations” means, as at any date of determination, (i) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (ii) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, in each case, using the U.S. Dollar Equivalent of amounts denominated in an Alternative Currency.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“LIBO Rate” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower hereunder in the form of a Term Loan or Revolving Credit Loan.

“Loan Documents” means this Agreement, each Note, the Guarantee Agreement, the Security Documents, the Pari Passu Intercreditor Agreement, the Agency Fee Letter, each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, any Refinancing Amendment, any Joinder Agreement and any other agreement or instrument designated as a “Loan Document” by its terms.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the FRB.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of voting and non-voting common Equity Interests of the Borrower or any parent entity on the date of the declaration of the applicable Restricted Payment multiplied by (b) the arithmetic mean of the closing price per share of such Equity Interests as reported by The New York Stock Exchange (or, if the primary listing of such Equity Interests is on another exchange, on such other exchange) for each of the 30 consecutive trading days immediately preceding the date of such Restricted Payment.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means, (i) with respect to the Revolving Credit Commitments and any subsequent additions thereto, if any Convertible Senior Notes are outstanding, the date which is 91 days prior to the scheduled redemption date of July 15, 2024 for such Convertible Senior Notes, or, if no such Convertible Senior Notes are outstanding, August 11, 2025, (ii) with respect to any Refinancing Term Loans or Other Revolving Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (iii) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Joinder Agreement; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means an employee benefit plan defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by the Borrower (x) in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-1 or (y) in favor of an Incremental Term Loan Lender evidencing Incremental Term Loans made by such Incremental Term Loan Lender, substantially in the form of Exhibit B-2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations (as defined in the Security Agreement) of such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer Loans” has the meaning specified in Section 10.06(b)(vii)(A).

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, any executive vice president, senior vice president or vice president, the treasurer or the secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower, by an Officer of the Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from one or more of the following:  such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Revolving Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of revolving credit loans made pursuant to Other Revolving Commitments that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, mortgage or mortgage recording Taxes, any other excise or property Taxes, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts, in each case, using the U.S. Dollar Equivalent of amounts denominated in an Alternative Currency.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Borrower, the Administrative Agent, the Trustee and the other parties from time to time party thereto, substantially in the form of Exhibit H.

“Pari Passu Lien Obligations” means Indebtedness secured by a Lien that is equal in priority to the Liens securing the Obligations (without regard to control of remedies) and is subject to the Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Intercreditor Agreement, taken as a whole), provided that (i) the holders of such Indebtedness, or the Pari Passu Lien Representative therefor, executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) the Borrower has designated such Indebtedness and related obligations as “Pari Passu Lien Obligations” under the Intercreditor Agreement and provided further than no term loans may be Pari Passu Lien Obligations unless such term loans are incurred under this Agreement.

“Pari Passu Lien Representative” means the “Initial Other Representative” as defined in the Pari Passu Intercreditor Agreement.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including, but not limited to, Multiple Employer Plans, Multiemployer Plans, defined benefit plans or defined contribution plans) that is maintained or is contributed to, or during the preceding five plan years has been maintained or contributed to, by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Permitted Business Assets or a combination of Permitted Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Bond Hedge Transaction” means one or more call or capped call options (or substantively equivalent derivative transaction) relating to the Borrower’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Notes; provided, however, that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transactions.

“Permitted Business” means any business and any services, activities or businesses incidental, or directly related or similar to any line of business engaged in or proposed to be engaged in by the Borrower and its Restricted Subsidiaries as of the Closing Date and any business or other activity, that is a reasonable extension, development or expansion thereof or ancillary, complementary incidental or related thereto.

“Permitted Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Permitted Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Permitted Convertible Indebtedness” means (a) the Convertible Senior Notes, (b) unsecured Indebtedness of the Borrower or a Subsidiary thereof that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Borrower in good faith) and (ii) is convertible into or exchangeable for shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower and (c) any guarantee by the Borrower or any Guarantor of Indebtedness of the Borrower or a Subsidiary thereof described in clause (b); provided that that such Indebtedness is permitted to be incurred pursuant to Section 7.03.

“Permitted Debt” has the meaning specified in Section 7.03(b).

“Permitted Holder” means Standard General L.P. and its Affiliates.

“Permitted Investments” means

(a)          any Investment in the Borrower or any of its Restricted Subsidiaries (including guarantees of obligations of its Restricted Subsidiaries);

(b)          any Investment in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)         any Investment by the Borrower or any Restricted Subsidiary in a Person if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary and, in each case, any Investment held by such Person as long as not acquired in contemplation of such acquisition;

(d)          any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.05 or any other disposition of assets not constituting a Disposition;

(e)         any Investment existing or made pursuant to binding commitments in effect on the Closing Date and any modification, increase, replacement, refinancing, refund, reinvestment, renewal or extension thereof, but only to the extent not involving additional advances unless required by the terms of the Investments as in effect on the Closing Date or otherwise permitted hereunder, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities;

(f)           loans and advances to officers, directors, employees and consultants and any guarantees not in excess of the greater of $10,000,000 and 10% of Consolidated EBITDA in the aggregate principal amount outstanding at any one time;

(g)         any Investment acquired by the Borrower or any Restricted Subsidiary (A) in exchange for any other Investment, accounts receivable, security deposit or prepayment held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) as a result of a foreclosure by the Borrower or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in satisfaction of judgements against another Person;

(h)          Hedging Obligations permitted under Section 7.03(b)(ix);

(i)           loans and advances to officers, directors, employees and consultants for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(j)          any Investment by the Borrower or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed an amount equal to the greater of $35,000,000 and 35% of Consolidated EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) above and shall not be included as having been made pursuant to this clause (j);

(k)          Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parent entities (exclusive of Disqualified Stock) or Unrestricted Subsidiaries; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(c);

(l)          guarantees (including Guarantees) of (a) Indebtedness permitted under Section 7.03 or (b) operating leases (excluding Capitalized Lease Obligations) and performance guarantees consistent with past practice;

(m)         Investments consisting of leasing or licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(n)         any Investment (i) in a similar business or joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding, not to exceed the greater of $50,000,000 and 50% of Consolidated EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (ii) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Closing Date, to the extent the acquisition of such Investments was financed in reliance on clause (i), provided, however, that if any Investment pursuant to this clause (n) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (n);

(o)          Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition otherwise permitted under Section 7.06;

(p)          Investments made as part of the Transactions;

(q)          Investments resulting from pledges and deposits that are Permitted Liens;

(r)           Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(s)          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower;

(t)           purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions or licenses of contract rights, intellectual property or other assets or services in each case in the ordinary course of business;

(u)         any Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets, or the licensing or contribution of intellectual property pursuant to joint development, joint venture or marketing arrangements with other Persons;

(v)          intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower;

(w)         any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under Section 7.08;

(x)          any other investment, so long as, after giving pro forma effect to such Investment, the Secured Leverage Ratio shall be no greater than 2.75:1.00;

(y)          Investments in any Indebtedness of the Borrower or the Restricted Subsidiary;

(z)          Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(aa)        Investments in Unrestricted Subsidiaries (i) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (aa) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $10,000,000 and 10% of Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (ii) without duplication with clause (i), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Closing Date, to the extent the acquisition of such Investments was financed in reliance on clause (i), provided, however, that if any Investment pursuant to this clause (aa) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (aa);

(bb)        deposits in the TMSA Account and the investment of any moneys in such account; and

(cc)        to the extent constituting Investments, the issuance of, entry into (including any payments of premiums in connection therewith), and performance of obligations under Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

“Permitted Liens” means the following types of Liens:

(a)          Liens existing on the Closing Date (other than Liens securing the 2026 Senior Secured Notes and Liens securing the Obligations);

(b)         Liens securing (i) Indebtedness permitted to be incurred pursuant to clause (b)(xi), (b)(xiii), (b)(xiv)(C), (b)(xvii), (b)(xxii), and (b)(xxxii) of the definition of “Permitted Debt” and provided that Liens securing obligations permitted to be incurred pursuant to clause (b)(xiii) of the definition of “Permitted Debt” relate only to obligations in respect of Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets that secured the Indebtedness being refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness solely to the extent such Indebtedness was secured by a Lien prior to such refinancing and (ii) Indebtedness consisting of Pari Passu Lien Obligations that, at the time of incurrence, does not exceed the maximum principal amount of Indebtedness that, as of such date and after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Leverage Ratio of the Borrower to exceed 3.25:1.00 and any Refinancing Indebtedness in respect thereof with Pari Passu Lien Obligations permitted by clause (b)(xiii) of the definition of “Permitted Debt”;

(c)          (i) Liens securing the Obligations and (ii) Liens securing the 2026 Senior Secured Notes and the related Guarantees;

(d)          deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(e)         Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(f)          Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiary (other than assets and property affixed or appurtenant thereto and the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(g)        Liens on property or Capital Stock at the time the Borrower or a Restricted Subsidiary acquired the property or Capital Stock, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that (A) such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition and (B) such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary, provided, further, however, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by Section 7.06 (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(h)          Liens securing Hedging Obligations (and the costs thereof);

(i)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person or other similar instruments in order to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)           Liens on the properties or assets of the Borrower or any Restricted Subsidiary in favor of the Borrower or any Restricted Subsidiary, the Trustee or the Collateral Agent;

(k)         Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness that is secured by a Lien existing on the Closing Date or referred to in clauses (f), (g), (q), (s), (t), (u) and (dd) of this definition; provided, however, that such Liens (x) are no less favorable to the Lenders taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(l)           [reserved];

(m)       Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(n)          judgment liens in respect of judgments that do not constitute an Event of Default and notices of lis pendens and associated rights so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(o)         pledges, deposits or security under workmen’s compensation, unemployment insurance, employers health tax, and other social security laws or regulations or other insurance related obligations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes (to the extent such taxes are diligently contested in good faith by appropriate proceedings) or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self- insurance arrangements or earnest money deposits required in connection a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(p)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the Borrower or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(q)         survey exceptions and such matters as an accurate survey would disclose, special assessments, covenants, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business, and any extension, renewal or replacement of any such Liens;

(r)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries or the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(s)           banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(t)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(u)         (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) that does not exceed the greater of $30,000,000 and 30% of Consolidated EBITDA and (B) Liens securing Indebtedness incurred pursuant to Section 7.03(b)(iv); provided, however, that with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(y)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or agreement permitted hereunder;

(z)          Liens to secure Indebtedness incurred pursuant to Section 7.03(b)(xix) and (xx) of the definition of “Permitted Debt”;

(aa)        Liens to secure Indebtedness incurred pursuant to Section 7.03(b)(xxi);

(bb)        Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods and Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases or consignments entered into by the Borrower or any of its Restricted Subsidiaries;

(cc)        security given to a public or private utility or any governmental authority as required in the ordinary course of business or consistent with past practice;

(dd)        landlords’, lessors’ and sublessors’ Liens in respect of rent not in default for more than 60 days or the existence of which, individually or in the aggregate, would not, in the good faith judgment of the Borrower, materially adversely affect the Borrower’s business or its ability to pay any Obligation;

(ee)         Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Borrower or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(ff)         Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(gg)        Liens on the Capital Stock of Unrestricted Subsidiaries or joint ventures;

(hh)        Liens securing Indebtedness incurred pursuant to Sections 7.03(b)(v), 7.03(b)(xvi) and 7.03(b)(xxxii);

(ii)         Liens arising from precautionary Uniform Commercial Code financing statements;

(jj)         Liens on Capital Stock of any joint venture pursuant to the relevant joint venture agreement or arrangement;

(kk)       Liens on vehicles or equipment of Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(ll)         Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited herein;

(mm)     [reserved];

(nn)        Liens securing any COVID-19 Relief Funds;

(oo)       Liens on Collateral ranking junior in priority to the Liens securing the Obligations; provided that after giving effect to such Liens, the Fixed Charge Coverage Ratio would be at least 2.00:1.00 and provided further that such Liens are subject to the Junior Lien Intercreditor Agreement;

(pp)        other Liens securing Indebtedness (including Capitalized Lease Obligations) in an aggregate principal amount not to exceed the greater of (x) $25,000,000 and (y) 25% of Consolidated EBITDA; and

(qq)        Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (C) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (b)(ii) above (giving pro forma effect to the incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (b)(ii) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition and (D) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Secured Indebtedness in more than one of clauses (a) through (qq) of this definition of Permitted Lien without giving pro forma effect to the Indebtedness incurred pursuant to clauses (a) through (qq), other than clause (b)(ii) of the definition of Permitted Lien when calculating the amount of Indebtedness that may be incurred pursuant to clause (b)(ii) of this definition).

“Permitted Warrant Transaction” means one or more call options, warrants or rights to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Borrower) sold by the Borrower substantially concurrently in connection with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

 “Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Prepayment Notice” means a notice of the optional prepayment of Revolving Credit Loans or Term Loans pursuant to Section 2.05(a), which shall be substantially in the form of Exhibit A-3.

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Rata Obligations” means the Loans and the Letters of Credit.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Financial Statements” has the meaning specified in Section 6.01(b).

“Recipient” means the Administrative Agent, any Lender or any L/C Issuer, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is U.S.D. LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not U.S.D. LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment, supplement, or joinder to this Agreement executed by the Borrower, the Administrative Agent, each Additional Refinancing Lender and each Lender that agrees to provide any portion of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans, in each case in accordance with Section 2.17.

“Refinancing Facility” means, at any time, as the context may require, the aggregate amount of Refinancing Term Commitments and/or Other Revolving Commitments of a given Refinancing Series at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiii).

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments or Other Revolving Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments or Other Revolving Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same effective yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Permitted Business, or (2) a majority of the Voting Stock of any Person primarily engaged in a Permitted Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice or Conversion/Continuation Notice, as applicable, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50.00% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” as defined in Section 7.06.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Revolving Credit Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, (i) the commitment, if any, of such Revolving Credit Lender to make Revolving Credit Loans hereunder up to the amount set forth on Schedule 2.01 or on Schedule 1 to the Assignment and Assumption pursuant to which such Revolving Credit Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) increased from time to time pursuant to Section 2.14, (b) reduced from time to time pursuant to Section 2.05 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06, and (ii) any Incremental Revolving Credit Commitments and Other Revolving Commitments of such Revolving Credit Lender, if applicable.  The aggregate principal amount of the Lenders’ Revolving Credit Commitments on the Closing Date is $25,000,000.

“Revolving Credit Facility” means the collective reference to the Revolving Credit Commitments and any additional revolving credit facilities resulting from Incremental Revolving Credit Commitments and Other Revolving Commitments and the Credit Extensions made thereunder, or, as the context may require, to any of such revolving credit facilities individually.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or that has Revolving Credit Loans or risk participations in L/C Obligations outstanding at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a) and shall include, as the context may require, any Incremental Revolving Loans or Other Revolving Loans.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means a country, territory or a government of a country or territory that is subject to Sanctions.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).“S&P” means S&P Global Inc., through its S&P Global Ratings division or any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlements of international banking transactions in the relevant Alternative Currency.

“Screen Rate” means, (i) in relation to a Loan denominated in U.S. Dollars, the London Interbank Offered Rate administered by the ICE Benchmark Association Limited (or any other Person that takes over the administration of such rate) for the relevant currency and Interest Period and (ii) in relation to a Loan denominated in Euros, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case, displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means the Existing Swap Contracts and any interest rate, currency or commodity Swap Contract permitted under this Agreement that is entered into by and between a Loan Party and any Hedge Bank other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of such Swap (or any guarantee thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap obligations by other Loan Parties) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Secured Indebtedness” means any Indebtedness of the Borrower or a Restricted Subsidiary secured by a Lien.

“Secured Leverage Ratio” means, the ratio of  (i) Secured Indebtedness secured by a first priority Lien on any Collateral minus the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date on which such additional Indebtedness is incurred.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means the Security agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit F-1.

“Security Documents” means, collectively, the Security Agreement, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(ii) or 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’, partners’ or members’ equity of the Borrower and its Restricted Subsidiaries as of that date determined in accordance with GAAP.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Intellectual Property” means the Borrower’s intellectual property rights in the brands Zig-Zag® and Stoker’s®, including any trademarks, trade dress and copyrights solely relating thereto.

“Specified Subsidiaries” means Standard Merger Sub LLC, Vaporfi Franchising, LLC and Vapor Shark Franchising, LLC.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, or other event that by the terms hereunder requires such covenant to be calculated on a pro forma basis after giving pro forma effect thereto.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further, that the applicable L/C Issuer may use such spot rate quoted on the date as of which any foreign exchange computation is to be made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” (as such term is defined in Regulation D of the FRB)).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Without limiting the effect of the foregoing, the Statutory Reserve Rate shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans, Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lien” has the meaning specified in Section 7.01(a).

“Subordinated Indebtedness” means (1) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Obligations and (2) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the applicable Term Lenders.

“Term Commitment” means, as to each Term Lender, if the context so requires, its commitment to make other Term Loans pursuant to a Joinder Agreement or a Refinancing Amendment, as applicable.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means an Incremental Term Loan or Refinancing Term Loan, individually or collectively as the context may require.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $40,000,000.

“TMSA Account” means that escrow account of the Borrower the balance of which consists exclusively of (and is established as an account solely for the purposes of holding), amounts required to comply with the Master Settlement Agreement entered into on November 23, 1998, by and among the respective officials of each Settling State (as defined therein), Brown & Williamson Tobacco Corporation, Lorillard Tobacco Borrower, Philip Morris Incorporated, R.J. Reynolds Tobacco Borrower, Liggett Group Inc., and Commonwealth Brands, Inc..

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Trade Date” has the meaning specified in Section 10.06(h).

“Transaction Election” has the meaning specified in Section 1.09(c).

“Transaction Test Date” has the meaning specified in Section 1.09(c).

“Transactions” means, collectively, (a) the entering into by the Borrower and the other Loan Parties of the Loan Documents to which they are or are intended to be a party, (b) any initial Credit Extensions on the Closing Date, (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing, (d) the issuance of the 2026 Senior Secured Notes and (e) the payoff in full of all loans under and termination of the Existing Credit Agreement.

“Trustee” means the trustee under the 2026 Senior Secured Notes Indenture.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary (1) of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower pursuant to Section 6.15) and (2) of an Unrestricted Subsidiary.

“U.S. Dollar” and “$” mean lawful money of the United States.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Valuation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S.D. LIBOR” means the London interbank offered rate for U.S. Dollars.

 “U.S. Tax Compliance Certificate” means a certificate substantially in the form of any of Exhibits G1 through G4, as the context requires.

“Valuation Date” means (i) the date two Business Days prior to the making, continuing or converting of any Revolving Credit Loan or the date of issuance, amendment or continuation of any Letter of Credit, (ii) the first Business Day of each calendar month, (iii) any other date reasonably designated by the Administrative Agent or an L/C Issuer in order to reasonably assure a correct exchange rate or (iv) any date that is as otherwise expressly provided for herein.

“Voting Stock” means, with respect to any Person, the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effect of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03       Accounting Terms.  (a) Generally.  Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time.

(a)          Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(b)         Indebtedness.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04         Rounding.  Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06         Letter of Credit Amounts.  With respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07        Currency Equivalents Generally; Change of Currency.  For purposes of this Agreement and the other Loan Documents (other than Article 2, Article 9 and Article 10 hereof), except as expressly set forth herein, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in U.S. Dollars, such amounts shall be deemed to refer to U.S. Dollars and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day of such transaction or determination.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.03, and 7.06 with respect to any amount of Liens, Indebtedness or Restricted Payments in currencies other than U.S. Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Restricted Payment is made.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.08        Timing of Payment and Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09          Certain Calculations.

(a)         All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that have been certified by an Officer of the Borrower as having been prepared in good faith based upon reasonably detailed written assumptions believed by the Borrower at the time of preparation to be reasonable and which are reasonably foreseeable.  Any ratio calculated hereunder that includes Consolidated EBITDA shall look to Consolidated EBITDA for the most recently completed Applicable Measurement Period.

(b)          The pro forma Secured Leverage Ratio, Consolidated Leverage Ratio and Fixed Charge Coverage Ratio shall be calculated as follows:

(i)         in the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the last day of the Applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the date of the event for which the calculation of such pro forma ratio is being made (a “Ratio Calculation Date”), then such pro forma ratio shall be calculated as if such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness (and all other incurrences, assumptions, guarantees, redemptions, retirements or extinguishments of Indebtedness consummated since the last day of the Applicable Measurement Period but on or prior to the Ratio Calculation Date) had occurred at the last day of the Applicable Measurement Period; provided that (i) in the case of any incurrence of Indebtedness or establishment of any revolving credit or delayed draw commitments, (x) a borrowing of the maximum amount of Indebtedness available under such revolving credit or delayed draw commitments shall be assumed and (y) the cash proceeds of such incurred Indebtedness shall be excluded from amounts that may be netted in the calculation of the pro forma Secured Leverage Ratio or the pro forma Consolidated Leverage Ratio, as applicable and (ii) the pro forma Consolidated Interest Expense for the Applicable Measurement Period shall be calculated assuming such Indebtedness had been outstanding or repaid, as the case may be, since the first day and through the end of the Applicable Measurement Period;

(ii)          in the event that any permitted Investments in the nature of an acquisition are made subsequent to the last day of the Applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the Ratio Calculation Date, then Consolidated EBITDA shall be (x) increased by an amount equal to the Consolidated EBITDA attributable to the property or Investment that is the subject of such permitted Investment in the nature of an acquisition, in each case assuming such permitted Investment in the nature of an acquisition had been made on the first day of the Applicable Measurement Period and (y) otherwise calculated as set forth in the third paragraph of the definition of “Consolidated EBITDA” on a pro forma basis;

(iii)          in the event that Dispositions are made subsequent to the last day of the Applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the relevant Ratio Calculation Date, then Consolidated EBITDA shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto, in each case assuming such Disposition had been made on the first day of the Applicable Measurement Period;

(iv)         For purposes of such definitions of Secured Leverage Ratio, Consolidated Leverage Ratio and Fixed Charge Coverage Ratio (and any component definitions), whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Borrower and may include operating expense reductions, cost savings, and synergies for such period resulting from the transaction which is being given pro forma effect (A) that have been realized, (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided, that, in each case, such adjustments are based on the reasonable good faith beliefs of the Officers executing such Officer’s Certificate at the time of such execution.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months); and

(v)        Without regard to the incurrence of any Indebtedness under any Revolving Credit Facility or Letters of Credit immediately prior to or in connection therewith; provided that for the avoidance of doubt, the amount of any cash proceeds from such Revolving Credit Facility or Letter of Credit shall also be disregarded for purposes of such calculation.

For the avoidance of doubt, the cash used in connection with any transaction specified above shall be excluded from amounts that may be netted in the calculation of pro forma Secured Leverage Ratio or the pro forma Consolidated Leverage Ratio, as applicable.

(c)          Notwithstanding anything to the contrary herein, when (i) calculating the availability under any basket, ratio or other financial test hereunder, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, and any actions or transactions related thereto (including acquisitions, Dispositions, Investments, the incurrence or issuance of Indebtedness (including executing commitments therefor), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments), the date of determination of such basket, ratio or other financial test, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent, shall, at the option of the Borrower (the Borrower’s election to exercise such option a “Transaction Election”), be deemed to be the date that the definitive agreement (or also, in the case of the incurrence of Indebtedness, the date binding commitment letters therefor) is entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (any such date, the “Transaction Test Date”) and such baskets, ratios or other financial tests, absence of defaults, satisfaction of conditions precedent and other provisions shall be calculated on a pro forma basis after giving effect to such transactions to be entered into in connection therewith (including acquisitions, Dispositions, Investments, the incurrence or issuance of Indebtedness (including executing commitments therefor), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) as if they occurred at the beginning of the applicable period for the Transaction Test Date for purposes of determining the ability to consummate any such transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent or other provisions are exceeded, breached or otherwise failed as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA, Consolidated Total Debt, Consolidated Net Income, Consolidated Total Assets or other similar financial metric of the Borrower or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached or otherwise failed as a result of such fluctuations solely for purposes of determining whether the transaction and related transactions (including acquisitions, Dispositions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) are permitted hereunder and (y) such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions and other provisions shall not be tested at the time of consummation of the transaction or related transactions solely for the purpose of determining whether such transaction is permitted hereunder; provided, further, that if the Borrower has made a Transaction Election for any transaction, then, in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction or otherwise on or following the relevant Transaction Test Date and prior to the consummation of such transaction, unless and until such transaction has been abandoned (or revoked via an Officer’s Certificate) or such definitive agreement has expired or been terminated prior to consummation thereof, any such ratio or basket shall be calculated on a pro forma basis assuming such transaction and other transactions in connection therewith (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) have been consummated.

(d)         For purposes of calculating any “net” ratio test utilized in any debt incurrence test (including any amounts permitted to be incurred pursuant to Section 2.14), such ratio shall be calculated after giving effect to any such incurrence on a pro forma basis, and, in each case, with respect to any revolving credit or delayed draw commitments being established utilizing a debt incurrence test (including any Incremental Revolving Credit Commitment), assuming a borrowing of the maximum amount of such revolving credit or delayed draw commitment (but for the avoidance of doubt, no other previously established revolving commitment), and such calculation shall be made excluding the cash proceeds from such incurrence from the amount of cash and Cash Equivalents that may be netted in the calculation of pro forma Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable.

Section 1.10         Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

Section 1.11         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12        Interest Rate; LIBOR Notification. The interest rate on LIBO Rate Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The interest rate on a Loan denominated in U.S. Dollars or any Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform.  Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable Laws, may be permanently discontinued, and/or the basis on which they are calculated may change.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Rate Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.08, such Section 3.08 provides a mechanism for determining the SOFR.  The Administrative Agent will notify the Borrower, pursuant to Section 3.08, in advance of any change to the reference rate upon which the interest rate on LIBO Rate Loans is based.  Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 3.08 provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.08, of any change to the reference rate upon which the interest rate on LIBO Rate Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.08, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.08), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE 2.
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01        The Revolving Credit Borrowings.

(a)         Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in U.S. Dollars, from time to time, on any Business Day during the applicable Availability Period for the Revolving Credit Facility under which such Revolving Credit Lender has a Revolving Credit Commitment, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

Section 2.02         Borrowings, Conversions and Continuations of Loans.

(a)         Each Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, in the form of a Committed Loan Notice or a Conversion/Continuation Notice, as applicable (each, a “Notice”).  Each such Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or of any conversion of or conversion to Eurodollar Rate Loans and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000 and whole multiples of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Notice shall specify, as applicable, (1) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, and in each case, the Class of the relevant Loans and Borrowings, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (5) if applicable, the duration of the applicable Interest Period with respect thereto and (6) in the case of Revolving Credit Borrowings or Revolving Credit Loans, the currency of the Loans to be borrowed, continued or converted (provided, that if the Borrower shall fail to so specify, the applicable Revolving Credit Borrowing shall be denominated in U.S. Dollars).  With respect to Loans denominated in U.S. Dollars, if the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice or Conversion/Continuation Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  If the Borrower fails to give a timely notice requesting a continuation of Eurodollar Rate Loans, then the Interest Period applicable to the Loans will be deemed to be an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid or prepaid in the original currency of such Loan and reborrowed in such other currency.

(b)          Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 12:00 p.m., in the case of any Eurodollar Rate Loan or Base Rate Loan on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is to be made on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)         Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Facility Lenders with respect to the relevant Facility.

(d)        The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)          After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect at any one time.

Section 2.03          Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)          Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in U.S. Dollars for the account of the Borrower (or any of its Restricted Subsidiaries (i) so long as (x) the Borrower is a joint and several co-applicant and (y) the applicable L/C Issuer shall have received all documentation and other information with respect to such Restricted Subsidiary that such L/C Issuer reasonably determines is necessary in order to allow such L/C Issuer to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and (ii) references to the “Borrower” in this Section 2.03 and elsewhere in this Agreement with respect to requests for Letters of Credit (including renewals or continuations thereof) shall be deemed to include any such Restricted Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate amount of L/C Obligations owing to an L/C Issuer shall not exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 (as such Schedule may be amended with the consent of each affected L/C Issuer and the Borrower from time to time) under the caption “Letter of Credit Commitments” (provided that this clause (z) shall not apply to any Existing Letter of Credit) and no L/C Issuer shall be required to issue Letters of Credit in excess of its applicable amount so set forth; provided that it is understood and agreed that each L/C Issuer may, in its sole discretion, make L/C Credit Extensions in an aggregate amount above its respective share of the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)          No L/C Issuer shall issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit is Cash Collateralized no less than fifteen days prior to the Letter of Credit Expiration Date at 105% of the face amount thereof.

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 (provided such initial minimum amount shall not apply to any Existing Letter of Credit);

(D)          except as otherwise agreed by such L/C Issuer, such Letter of Credit is to be denominated in a currency other than U.S. Dollars; or

(E)          any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to any required adjustment pursuant to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)         No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)         No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)        Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 hereof with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 hereof included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)         Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than (x) in the case of Letters of Credit denominated in U.S. Dollars, 12:00 p.m. at least three Business Days (or such other date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be and (y) in the case of Letters of Credit denominated in an Alternative Currency, 12:00 p.m. at least five Business Days (or such other date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the requested currency of the requested Letter of Credit (which shall be U.S. Dollars or an Alternative Currency); provided that if the currency is not specified, the requested currency of the requested Letter of Credit shall be deemed to be U.S. Dollars; and (I) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(i)          Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 hereof shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(ii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that, unless otherwise agreed to by the applicable L/C Issuer, any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless such Letter of Credit is Cash Collateralized at 105% of the face amount thereof in accordance with this Agreement; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (in writing) on or before the day that is seven days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iii)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in U.S. Dollars.  In the case of any such reimbursement in U.S. Dollars of a drawing as of the applicable Valuation Date under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the next Business Day following any payment by the applicable L/C Issuer under a Letter of Credit (or on the second Business Day following any payment by the applicable L/C Issuer if such notice is delivered to the Borrower after 11:00 a.m. on the date of any such payment) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing as provided in this Section 2.03(c).  If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (in U.S. Dollars in the case of a Letter of Credit denominated in U.S. Dollars, and expressed, in the case of a Letter of Credit denominated in an Alternative Currency, in U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof, the “Unreimbursed Amount”)), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(ii)        Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in U.S. Dollars.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)         Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)          At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

(e)          Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant markets generally; or

(vi)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid or such claim arises from the applicable L/C Issuer’s gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(f)          Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final non-appealable order of a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          Applicability of ISP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage of the applicable Revolving Credit Facility, in U.S. Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate of the applicable Revolving Credit Facility times the U.S. Dollar Equivalent determined as of the last Business Day of each March, June, September and December of the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account, in U.S. Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate per annum of 0.125%, computed on the U.S. Dollar Equivalent determined as of the last Business Day of each March, June, September and December of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)         Conflict with Issuer Documents.  In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.  To the extent any defaults, representations, or covenants contained in any Issuer Documents are more restrictive than the Events of Default, representations, or covenants contained herein, the Events of Default, representations and covenants herein shall control.

(k)          Provisions Related to Letters of Credit in respect of Other Revolving Commitments.  If the Letter of Credit Expiration Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which the applicable L/C Issuer has consented shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with the terms hereof.  Upon the maturity date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(l)          Additional L/C Issuers.  The Borrower may, at any time and from time to time, designate one or more additional Revolving Credit Lenders or Affiliates of Revolving Credit Lenders to act as an L/C Issuer under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving Credit Lender(s) or Affiliate thereof.  Any Revolving Credit Lender or Affiliate thereof designated as an L/C Issuer pursuant to this Section 2.03(l) shall be deemed to be the L/C Issuer with respect to Letters of Credit issued or to be issued by such Revolving Credit Lender or Affiliate thereof, and all references herein and in the other Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Credit Lender or Affiliate thereof in its capacity as L/C Issuer thereof, as the context shall require.

(m)        Reporting.  Not later than the third Business Day following the last day of each calendar month (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) paid or payable by the Borrower to such L/C Issuer during such month.

Section 2.04         [Reserved].

Section 2.05         Prepayments.

(a)         Optional.  The Borrower may, upon notice in the form of a Prepayment Notice delivered to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty (other than, (x) in the case of any Eurodollar Rate Loan, any amounts required pursuant to Section 3.05 and (y) in the case of any Term Loans, any premium contained in the applicable Joinder Agreement or Refinancing Amendment); provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify (i) the date and amount of such prepayment and (ii) the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any voluntary prepayment of a Loan pursuant to this Section 2.05(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts if required pursuant to Section 3.05.  Each such prepayment of any outstanding Term Loans pursuant to this Section 2.05(a) shall be applied as between Facilities as directed by the Borrower and, within any given Facility, shall be applied as directed by the Borrower to the installments thereof (or, if no such direction is provided, in direct order of maturity).  Subject to Section 2.16, all payments made pursuant to this Section 2.05(a) shall be applied on a pro rata basis to each Lender holding Loans of the applicable Facility being prepaid in accordance with the principal amount of the applicable Term Loans held thereby.

(b)          Mandatory.

(i)        Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03 (except Credit Agreement Refinancing Indebtedness)), the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from any such Indebtedness less all reasonable and customary out-of-pocket legal, underwriting and other fees, costs and expenses incurred or reasonably anticipated to be incurred within 90 days thereof in connection therewith, within one Business Day following receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (iii) and (v) below).

(ii)          [reserved];

(iii)        Subject to the next sentence, each prepayment (or Cash Collateralization, as applicable) of Pro Rata Obligations pursuant to this Section 2.05(b) (excluding clause (b)(iv) following) shall be applied, first, to the Term Loans held by all Term Lenders in accordance with their Applicable Percentages (allocated pro rata as among the Term Loans and to each Term Lender on a pro rata basis in accordance with the principal amount of the applicable Term Loans held thereby and to scheduled amortization payments in direct order of maturity), second, any excess after the application of such proceeds in accordance with clause first above, to the Revolving Credit Facility in the manner set forth in clause (v) of this Section 2.05(b) and third, any excess after the application of such proceeds in accordance with clauses first and second above may be retained by the Borrower; provided that any repayment required pursuant to clause (b)(i) shall be applied ratably to the Term Loans and amounts outstanding under the Revolving Credit Facility.  Except with respect to Term Loans incurred in connection with any Refinancing Amendment or any Joinder Agreement (which, in each case, may be prepaid on a less than pro rata basis if expressly provided for in such Refinancing Amendment or Joinder Agreement), each prepayment pursuant to this Section 2.05(b) shall be applied ratably to each Class of Loans then outstanding entitled to payment pursuant to the prior sentence (provided that any prepayment of Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt).  Any prepayment of a Loan pursuant to this Section 2.05(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(iv)         If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments at such time (including, for the avoidance of doubt, as a result of the termination of any Class of Commitments on the Maturity Date with respect thereto), the Borrower shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) (in an aggregate amount equal to 105% of the face amount thereof) in an aggregate amount sufficient to reduce the Total Revolving Credit Outstandings to the aggregate Revolving Credit Commitments.  If for any reason the Outstanding Amount of L/C Obligations at any time exceed the Letter of Credit Sublimit at such time, the Borrower shall immediately prepay L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Outstanding Amount of L/C Obligations to the Letter of Credit Sublimit.

(v)          Prepayments of the Revolving Credit Facilities made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans held by all Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.  Prepayments of the Revolving Credit Facilities made pursuant to this Section 2.05(b) shall be applied ratably to the outstanding Revolving Credit Loans.  Amounts to be applied pursuant to this Section 2.05(b) to the mandatory prepayment of Term Loans and Revolving Credit Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans and any amounts remaining after such application shall be applied as directed by the Borrower to prepay Eurodollar Rate Loans.

(vi)         In the event that there are any Term Loans outstanding, each Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to any mandatory prepayment provisions relating to asset sale proceeds, excess cash flow, insurance proceeds or condemnation proceeds set forth in any Joinder Agreement pursuant to which any Incremental Term Loan Commitments are established or any Incremental Term Loans are made, to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”).  Any Term Lender declining such prepayment shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than one Business Day after the date of such notice from the Administrative Agent.  If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

Section 2.06       Termination or Reduction of Commitments.  (a) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate any Revolving Credit Facility (subject to the terms of Section 2.17) or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitments of any Class (subject to the terms of Section 2.17) or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facilities if, after giving effect thereto and to any concurrent prepayments of the Revolving Credit Facilities hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facilities, (B) any Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments of such Revolving Credit Facility hereunder, the Total Revolving Credit Outstandings in respect of such Revolving Credit Facility would exceed such Revolving Credit Facility, or (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit.

(a)         Mandatory.  If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(b)         Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.06.  Upon any reduction of any Revolving Credit Commitments, the Revolving Credit Commitments of each applicable Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of any Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07         Repayment of Loans.

(a)         Incremental Term Loans.  In the event any Incremental Term Loans or Refinancing Term Loans are made, such Incremental Term Loans or Refinancing Term Loans shall be repaid in the amounts and dates set forth in the applicable Joinder Agreement or Refinancing Amendment with respect thereto and on the applicable Maturity Date thereof.  All payments made pursuant to this Section 2.07(a) shall be applied on a pro rata basis to each Term Lender holding Term Loans of the applicable Facility or Class being repaid.

(b)         Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.

Section 2.08         Interest.

(a)         Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans under such Facility and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under such Facility.

(b)          (i)          Automatically, upon the occurrence and while any Event of Default as described in Section 8.01(a), 8.01(f) or 8.01(g) exists, the Borrower shall pay interest on all overdue amounts then outstanding hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09         Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)         Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the applicable Revolving Credit Facility, a commitment fee in U.S. Dollars equal to the Commitment Fee Rate with respect to the applicable Revolving Credit Facility under which such Revolving Credit Lender has a Revolving Credit Commitment times the actual daily amount by which the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  The commitment fee shall accrue at all times from the Closing Date until the applicable Maturity Date for the applicable Revolving Credit Commitments, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur following the Closing Date and on the applicable Maturity Date for the applicable Revolving Credit Commitments.  The commitment fee shall be calculated quarterly in arrears.

(b)         Administrative Agent Fee.  The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agency Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)         Other Fees.  The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s funded and unfunded Revolving Credit Commitments, a closing fee in an amount separately agreed to by the Borrower and the Arrangers for the benefit of such Lenders on the Closing Date, payable to such Lender from the proceeds of the Revolving Credit Loans as and when funded on the Closing Date.  Such closing fee shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

Section 2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)         All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) which shall be either on the basis of a year of a 365 or 366 days or a 360-day year.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, notwithstanding Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)        If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the Secured Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Sections 2.03(h), 2.08(b), 2.09(a) or under Article 8.  The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for 90 days after such termination and repayment.

Section 2.11        Evidence of Debt.  (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(a)          In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12         Payments Generally; Administrative Agent’s Clawback.

(a)        General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal and interest on L/C Obligations denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 12:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on L/C Obligations denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of the amount due in such Alternative Currency as of the date of payment.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., in the case of payments in U.S. Dollars, or after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)         Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Appropriate Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, any L/C Issuer or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 or in the applicable Joinder Agreement or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)         Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply unless such purchase is made by the Borrower pursuant to Section 10.06(b)(vii)).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14         Incremental Facilities.

(a)        The Borrower may by written notice to the Administrative Agent elect to increase the existing Revolving Credit Commitments of any Class (any such increase, the “Incremental Revolving Credit Commitments”) and/or incur one or more new term loan commitments and/or increase the commitments of any Class of Term Loans (the “Incremental Term Loan Commitments”) by an amount not to exceed in the aggregate, at the time of incurrence, the Incremental Available Amount (and not less than $5,000,000 individually).

(b)         Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion); and (ii) the identity of each Lender or other Person, which must be an Eligible Assignee (each, an “Incremental Revolving Loan Lender” or “Incremental Term Loan Lender,” as applicable) to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amounts of such allocations.  Any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or Incremental Term Loan Commitment.  Any Incremental Term Loan Commitments effected through the establishment of one or more term loan commitments made on an Increased Amount Date that are not fungible for United States federal income tax purposes with an existing Class of Term Loans shall be designated a separate Class of Incremental Term Loan Commitments for all purposes of this Agreement.  Notwithstanding the foregoing, any Incremental Term Loans may be treated as part of the same Class as any other Incremental Term Loans if such Incremental Term Loans have identical terms (other than effective yield) and are fungible for United States federal income tax purposes with such other Incremental Term Loans.

(c)        The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Loan Lenders or Incremental Term Loan Commitments and the Incremental Term Loan Lenders, as applicable and (ii) in the case of each notice to any applicable Revolving Credit Lender of any such given Class, the respective interests in such Revolving Credit Lender’s Revolving Credit Loans of such Class, in each case subject to the assignments contemplated by this Section.

(d)          Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that:

(i)          (x) subject, solely in the case of Incremental Term Loans, to Section 1.09(c), no Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable and the extensions of credit to be made thereunder on such date; provided that this clause (i)(x) may be waived or limited as agreed in the Joinder Agreement between the Borrower and the applicable Incremental Term Loan Lenders; and (y) the representations and warranties of the Borrower and each other Loan Party contained in Article 5 hereof shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) on and as of such date, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date); provided that, in the case of Incremental Term Loans incurred to finance an Investment in the nature of an acquisition, this clause (i)(y) may be waived or limited as agreed in the Joinder Agreement between the Borrower and the applicable Incremental Term Loan Lenders to Sections 5.01(a), 5.01(b), 5.02(a), 5.13, 5.17, 5.18, 5.19 (other than the first or second sentence thereof) and 5.20;

(ii)          the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Incremental Revolving Loan Lender(s) or Incremental Term Loan Lender(s), as applicable, and the Administrative Agent, each of which shall be recorded in the Register (and each Incremental Revolving Loan Lender and Incremental Term Loan Lender shall be subject to the requirements set forth in Section 3.01);

(iii)         the Incremental Facilities shall be Guaranteed by the Guarantors (and, for the avoidance of doubt, no Person other than the Guarantors), rank pari passu in right of security with the other Facilities and shall not be secured by any property or assets other than the Collateral;

(iv)         all fees and reasonable out-of-pocket expenses owing to the Administrative Agent and the Lenders (other than a Defaulting Lender) in respect of the Incremental Revolving Credit Commitments and Incremental Term Loan Commitments shall have been paid; and

(v)          the Borrower shall deliver or cause to be delivered legal opinions, Officer’s Certificates and such other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(e)         On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Credit Lenders of the Class being so increased shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of the existing Revolving Credit Lenders of the Class being so increased, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans of the Class being so increased and participations in Letters of Credit outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participations in Letters of Credit will be held by existing Revolving Credit Lenders of such Class and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of the Class being so increased after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments of such Class, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment of the Class being so increased and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan of the Class being so increased and (iii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto.

(f)          On any Increased Amount Date on which any Incremental Term Loan Commitments of any Class (or any Incremental Term Loan Commitments increasing any existing Term Loans) are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of such Class or increase shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Class or increase and (ii) each Incremental Term Loan Lender of such Class or increase shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class or increase and the Incremental Term Loans of such Class or increase made pursuant thereto.

(g)         The terms (including pricing, “most favored nations” provisions, premiums, fees, rate floors, optional prepayment provisions, and/or mandatory prepayment provisions relating to excess cash flow, asset sale proceeds and condemnation proceeds) and conditions of the Incremental Term Loans and Incremental Term Loan Commitments shall be, except as otherwise explicitly set forth herein, as agreed in the Joinder Agreement between the Borrower, the applicable Incremental Term Loan Lenders providing such Incremental Term Loan Commitments and the Administrative Agent; provided that (i) the terms of such Indebtedness shall not be more restrictive, taken as a whole, to the Borrower and the other Loan Parties than those set forth in this Agreement prior to the execution of such Joinder Agreement unless (x) such terms apply only after the Latest Maturity Date at the time such Indebtedness is established or (y) this Agreement is amended so that such terms are also applicable for the benefit of any Lenders under any then-existing Facilities, (ii) the Weighted Average Life to Maturity of all Incremental Term Loans of any such Class shall be no shorter than (x) if there are no Term Loans outstanding at such time, 36 months and (y) if there are Term Loans outstanding at such time, the Weighted Average Life to Maturity of any other Term Loans at the time of the incurrence of such Incremental Term Loans, (iii) the applicable Incremental Term Loan Maturity Date of each Class shall be no earlier than the Latest Maturity Date at the time of the incurrence of such Incremental Term Loans, (iv) the pricing of each Class of Incremental Term Loans may be subject to “most favored nations” provisions if and to the extent set forth in the Joinder Agreement for such Class and (v) in the case of Incremental Term Loans, such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Joinder Agreement, and in the case of Incremental Revolving Credit Commitments, such Incremental Revolving Credit Commitments may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory reductions of Revolving Credit Commitments hereunder, as specified in the applicable Joinder Agreement.

(h)         The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Credit Commitments shall be identical to the other Revolving Credit Loans of the Class being so increased and the Revolving Credit Commitments of the Class being so increased; provided that if the Incremental Revolving Loan Lenders require an interest rate in excess of the interest rate then applicable to the Revolving Credit Facility of the Class being so increased, the interest rate on the Revolving Credit Facility of such Class shall be increased to equal such required rate without further consent of the affected Lenders; provided, further, that if the Incremental Revolving Loan Lenders require a commitment fee on the undrawn portion of such Incremental Revolving Loans and Incremental Revolving Credit Commitments in excess of the commitment fee then applicable to the Revolving Credit Facility of the Class being so increased, the commitment fee on the Revolving Credit Facility of such Class shall be increased to equal such commitment fee without further consent of the affected Lenders.

(i)         Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14 (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary or appropriate to enable any Incremental Term Loans that are intended to be fungible with any other Term Loans to be fungible with such other Term Loans, which shall include any amendments that modify the aggregate principal amount of scheduled installment payments to the extent such amendment does not decrease the installment payment an existing Term Lender would have received prior to giving effect to any such amendment).

(j)          This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.15        Cash Collateral.

(a)        Certain Credit Support Events.  Upon the request of the Administrative Agent or any L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize all L/C Obligations in an amount equal to 105% of the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)        Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a bank selected by the Borrower and reasonably acceptable to the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or Section 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)         Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16         Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, modification, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Credit Lenders, and Required Facility Lenders and, in addition, Defaulting Lenders shall not be permitted to vote with respect to any other amendment, modification, waiver or consent pursuant to Section 10.01 or otherwise direct the Administrative Agent pursuant to the terms hereof or of the other Loan Documents; provided that any amendment, modification, waiver or consent requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(ii)         Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive a commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).  With respect to any fee not required to be paid to any Defaulting Lender pursuant to this Section 2.16(a)(iii), the Borrower shall (1) pay to each Lender that is not a Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such non-Defaulting Lender pursuant to Section 2.03, (2) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender in respect of the Revolving Credit Facility, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” and “Applicable Revolving Credit Percentage” of each Revolving Credit Lender that is not a Defaulting Lender in respect of the Revolving Credit Facility shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (x) the Revolving Credit Commitment of that Revolving Credit Lender that is not a Defaulting Lender minus (y) the aggregate Outstanding Amount of the Revolving Credit Loans of such Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations.  Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (and shall pay to such other Lenders any break funding costs that such other Lenders may incur as a result of such purchase) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

Section 2.17         Refinancing Facilities.

(a)         On one or more occasions, the Borrower may obtain, from any Lender or any other bank or financial institution or other institutional lender or investor that would constitute an Eligible Assignee if it were purchasing Loans hereunder and that agrees to provide any portion of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments, or Other Revolving Loans, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans, in each case pursuant to a Refinancing Amendment in accordance with this Section 2.17 (each, an “Additional Refinancing Lender”); provided that (i) the Administrative Agent and each L/C Issuer shall have consented (such consent not to be unreasonably withheld, conditioned, or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans to the extent such consent, if any, would be required under Section 10.06 for an assignment of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments, or Other Revolving Loans, as applicable, to such Lender or Additional Refinancing Lender; provided, further, that the following terms are satisfied:

(i)          any Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) as among the various Classes of Term Loans (in accordance with the respective outstanding principal amounts thereof) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, as specified in the applicable Refinancing Amendment;

(ii)         (x) all Other Revolving Commitments shall be deemed to be Revolving Credit Commitments for purposes of borrowings and prepayments of Revolving Credit Loans and participations in Letters of Credit and (y) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Other Revolving Loans after the date of obtaining any Other Revolving Commitments shall be made as directed by the Borrower;

(iii)        subject to the provisions of Section 2.03(k) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments (including Other Revolving Commitments) in accordance with their Applicable Revolving Credit Percentage; and

(iv)         assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b)         The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and Officers’ Certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Security Documents and the perfection and priority of the Liens thereunder are preserved and maintained.

(c)          Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is not less than $5,000,000.

(d)        Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)          This Section 2.17 shall supersede any provisions in Section 2.13 and 10.01 to the contrary, and nothing in Section 2.05 to the contrary shall prohibit the application of this Section 2.17.

ARTICLE 3.
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01         Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes.  If, however, applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c)          Tax Indemnifications.

(i)          Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by a Withholding Agent or paid by the Recipient, and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error (so long as such certificate is prepared in a commercially reasonable manner in accordance with applicable Laws).  No Loan Party shall be required to compensate any Recipient pursuant to this Section 3.01 for any penalties and interests that would not have accrued if such Recipient furnished notice of such possible indemnification claim within 180 days after such Recipient receives notice from the applicable Governmental Authority of the specific Tax assessment giving rise to such indemnification claim.

(ii)          Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, severally indemnify:

(A)          the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes incurred by or asserted against the Administrative Agent by an Governmental Authority as a result of the failure by such Lender or any L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy or similar deficiency of, any documentation required to be delivered by such Lender or any L/C Issuer, as the case may be, to the Administrative Agent pursuant to subsection (e)(ii); and

(B)          the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (z) any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register.

(iii)       A certificate as to the amount of such payment or liability delivered to any Lender or any L/C Issuer by the Borrower or the Administrative Agent shall be conclusive absent manifest error.  Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (c).

(d)         Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, as soon as possible after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)          For purposes of this Section 3.01(e), the term “Lender” includes any L/C Issuer.  Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the delivery, completion and execution of documentation (other than such documentation described in subsections (e)(ii)(A), (e)(ii)(B) and (e)(iii)) shall not be required if in the Lender’s reasonable judgment such delivery, completion or execution would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, on or prior to the date on which a Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only to the extent it is legally entitled to do so,

(A)          any Lender that is a Person shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2)            executed copies of IRS Form W-8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner together with the executed copies of the applicable IRS Forms;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)        Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction or if any form or certification it previously delivered becomes obsolete or inaccurate or expires and (B) update any such form or certification or notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(f)         Treatment of Certain Refunds.  At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion exercised reasonably, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, such Lender or such L/C Issuer be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-Tax position than the Administrative Agent, such Lender or such L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g)       Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02       Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of U.S. Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), if such Loans are not denominated in U.S. Dollars, prepay such Loans, or if such Loans are denominated in U.S. Dollars, convert all such Loans of such Lender to Base Rate Loans or (y) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans (the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate), the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03         Inability to Determine Rates.  Subject to Section 3.08, if the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a)(i) deposits are not being offered to banks in the interbank market for the applicable amount and Interest Period of such Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (b) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then in each case, the Required Lenders will so notify the Administrative Agent and the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in U.S. Dollars, in the amount specified therein.

Section 3.04         Increased Costs; Reserves on Eurodollar Rate Loans.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)         subject any Recipient to any Tax (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Tax described in clause (a)(ii) or clause (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or any L/C Issuer or the interbank market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent, any L/C Issuer or any Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, any Lender or any L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the request of the Administrative Agent, such Lender or such L/C Issuer, the Borrower will pay to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender or L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(a); provided that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)        Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender or such L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(b).

(c)         Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)         Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar Liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender; provided, further, that the Borrower shall not be obligated to pay any such additional interest unless the Lender requesting such additional interest also is requesting additional interest from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(e).  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (in the case of a borrowing, for a reason other than the failure of such Lender to make a Loan);

(c)          any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14, 3.06(b) or Section 10.13; or

(d)          any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency in a different currency from the currency in which the applicable Letter of Credit is denominated (except to the extent an L/C Issuer has required payment of any drawing under a Letter of Credit in U.S. Dollars pursuant to Section 2.03(c)(i)), including any foreign exchange losses or loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or form fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London or other offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in this Section, delivered to the Borrower shall be conclusive absent manifest error.

Section 3.06        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02 as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(b)         Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a) which would eliminate such request for compensation or requirement to pay such additional amount, or if any Lender is a Defaulting Lender hereunder, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender in accordance with Section 10.13.

Section 3.07        Survival.  All of the Borrower’s obligations under this Article 3 shall survive the termination of the Aggregate Commitments, any assignment of rights by, or the replacement of, a Lender, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

Section 3.08         Benchmark Replacement Setting.

(a)         Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.08), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(b)         Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)         Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08.

(d)         Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or U.S.D. LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE 4.
CONDITIONS PRECEDENT

Section 4.01         Conditions Precedent to the Closing Date.  The obligations of each L/C Issuer and each Lender to make the initial Credit Extensions on the Closing Date (if any) shall, in each case, be subject to the following conditions:

(a)         The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by an Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date;

(ii)          executed copies of (x) this Agreement, and (y) each Security Document set forth on Schedule 4.01(a)(ii), executed by each Loan Party thereto, together with:

(A)          evidence that all filings under the UCC shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and

(B)          any other documents and instruments as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent valid and subsisting first priority perfected Liens on the properties purported to be subject to the Security Documents set forth on Schedule 4.01(a)(ii), enforceable against all third parties in accordance with their terms;

(iii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Officer thereof authorized to act as an Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)         an opinion from (A) Milbank LLP, counsel to the Loan Parties, and (B) local or other counsel in each of the jurisdictions listed on Schedule 4.01(a)(iv), in each case as reasonably requested by the Administrative Agent, in the case of each of clauses (A) and (B), in form and substance reasonably satisfactory to the Administrative Agent;

(v)         a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of the Borrower, substantially in the form attached hereto as Exhibit J;

(vi)         a certificate attesting to the compliance with clauses (d), (e), (f) and (h) of this Section 4.01 on the Closing Date from an Officer of the Borrower; and

(vii)        if any Loans are to be made on the Closing Date, a Committed Loan Notice pursuant to Section 2.02.

(b)         All reasonable fees and out-of-pocket expenses due and payable to the Lenders, the Arrangers and the Administrative Agent and required to be paid on or prior to the Closing Date pursuant to Agency Fee Letter shall have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Facilities, so long as any such fees or expenses not expressly set forth in the Agency Fee Letter have been have been invoiced not less than three business days prior to the Closing Date.

(c)         The Administrative Agent and the Lenders shall have received at least three Business Days prior to the Closing Date, to the extent requested in writing at least seven Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent and the Lenders reasonably determine is necessary in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

(d)         The representations and warranties of the Borrower and each other Loan Party contained in Article 5 hereof shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(e)          There has been no change, occurrence or development since September 30, 2020 that could reasonably be expected to have a Material Adverse Effect.

(f)          At the time of and immediately after giving effect to the Transactions, no Default shall have occurred and be continuing.

(g)         [Reserved].

(h)          Prior to or substantially concurrently with the Closing Date, (i) the 2026 Senior Secured Notes shall have been issued and (ii) the Existing Credit Agreement shall have been paid off in full and terminated and all liens thereunder shall have been released pursuant to a customary payoff letter reasonably satisfactory to the Administrative Agent.

Section 4.02        Conditions to All Credit Extensions after the Closing Date.  The obligation of each Lender to honor any Request for Credit Extension other than a Letter of Credit, and if such Request for Credit Extension is for a Letter of Credit, the obligation of the applicable L/C Issuer to honor such Request for Credit Extension, after the Closing Date (other than (x) pursuant to a Conversion/Continuation Notice and (y) in connection with the funding of an Incremental Term Loan) is subject to the following conditions precedent:

(a)         The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified by materiality shall be true and correct (after giving effect to any qualification therein) on and as of the date of such Credit Extension, and each of the representations and warranties of the Borrower and each other Loan Party contained in any other Loan Document or in any document furnished at any time under or in connection herewith or therewith that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Credit Extension, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)          No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than pursuant to a Conversion/Continuation Notice) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date and on the date of each Credit Extension as contemplated by Section 4.02 as to each of the matters set forth below that:

Section 5.01        Existence, Qualification and Power.  Each Loan Party and each Restricted Subsidiary (other than any Immaterial Subsidiary) thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03        Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents or (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof), except for (x) filings and actions completed on or prior to the Closing Date and as contemplated hereby and by the Security Documents necessary to perfect or maintain the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office) and (y) approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.05         Financial Statements; No Material Adverse Effect.

(a)          The annual financial statements of the Borrower and its Subsidiaries dated as of December 31, 2019 previously delivered to the Lenders and any annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(a):  (A) were (or will be when delivered) prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP and (D) were (or will be when delivered) accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(b)         The quarterly financial statements of the Borrower and its Subsidiaries dated September 30, 2020 previously delivered to the Lenders and any Quarterly Financial Statements of the Borrower and its Subsidiaries delivered hereunder:  (A) were (or will be when delivered) each prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and (C) were (or will be when delivered) accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c)          Since September 30, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06       Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the consummation of the Transaction or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.07        Ownership of Property.  Each of the Borrower and each Restricted Subsidiary has good record and marketable title to all owned property, or valid leasehold interests or valid licenses in all leased or licensed property, reasonably necessary or used in the ordinary conduct of its business, except for such defects in title, or failure to obtain a valid leasehold interest or valid license as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08         Environmental.

(a)          Each of the Loan Parties and its Restricted Subsidiaries is and has been in compliance with all Environmental Laws and has received and maintained in full force and effect all Environmental Permits required for its current operations, except where non-compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          To the Loan Parties’ knowledge, no Hazardous Materials are present, or have been released by any Person, whether related or unrelated to any Loan Party in, on, within, above, under, affecting or emanating from any real property currently or previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries (i) in a quantity, location, manner or state requiring any cleanup, investigation or remedial action pursuant to any Environmental Laws; (ii) in violation or alleged violation of any Environmental Laws; or (iii) which has or could give rise to any Environmental Liability, including any claim pursuant to any Environmental Laws against any Loan Party or its Restricted Subsidiaries, except, in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          No Environmental Claim is pending or, to the Loan Parties’ knowledge, proposed, threatened or anticipated, with respect to or in connection with any Loan Party or its Restricted Subsidiaries or any real properties now or previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)          No properties now or, to the Loan Parties’ knowledge, previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries nor, to the Loan Parties’ knowledge, any property to which any Loan Party or its Restricted Subsidiaries has transported or arranged for the transportation of any Hazardous Material is listed or, to the Loan Parties’ knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor to the knowledge of the Loan Parties, is any such property anticipated or to the Loan Parties’ knowledge, threatened to be placed on any such list, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)         To the Loan Parties’ knowledge, there are no Environmental Liabilities of any Loan Party or its Restricted Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Environmental Liability, except, in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)          No Loan Party or any of its Restricted Subsidiaries has assumed or retained any Environmental Liability of any other Person, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

This Section 5.08 contains the sole and exclusive representations and warranties of the Loan Parties with respect to environmental matters.

Section 5.09       Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

Section 5.10        Taxes.  The Borrower and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed by it, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income, business, franchise or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that failure to do so could not reasonably be expected to result in Material Adverse Effect.

Section 5.11         ERISA Compliance; Labor Matters.

(a)         No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion/advisory letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)         There are no strikes, or other labor disputes pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries, the hours worked and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters and all payments due from the Borrower or any of its Restricted Subsidiaries or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected to result in a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries (or any predecessor) is a party or by which the Borrower or any of its Restricted Subsidiaries (or any predecessor) is bound.

(c)         With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained, contributed to or required to be contributed to by any Loan Party or any Restricted Subsidiary of any Loan Party primarily for the benefit of any employees located outside of the United States (a “Foreign Plan”):

(i)          any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)         the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles (“Fully Funded”), except where the failure to be Fully Funded, in each case, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii)         each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.12        Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Restricted Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or one or more of its Subsidiaries in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except Permitted Liens.  As of the Closing Date, (x) the Borrower has no Equity Interests in any other Person other than (i) those specifically disclosed in Part (b) of Schedule 5.12 and (ii) Equity Interests in Subsidiaries and (y) there are no Unrestricted Subsidiaries other than those listed on Part (c) of Schedule 5.12.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

Section 5.13        Margin Regulations; Investment Company Act.

(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)          None of the Borrower, any Person Controlling the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14        Disclosure.

(a)         No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b)          As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.15       Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including the Act, the Civil Asset Forfeiture Reform Act and the Controlled Substances Act), and all orders, writs, injunctions and decrees applicable to it or to its properties except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; provided that, with respect to the Controlled Substances Act and the Civil Asset Forfeiture Reform Act, such Loan Party or Restricted Subsidiary shall only be deemed to be non-compliant if so determined by a final, non-appealable judgment of a court of competent jurisdiction or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16        Intellectual Property; Licenses, Etc.  The Borrower and its Restricted Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, trade dress, logos, domain names and all good will associated therewith, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries hold all right, title and interest in and to such owned IP Rights free and clear of any Lien (other than Liens permitted by Section 7.01).  No slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except where such infringement, misappropriation or other violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.17        Solvency.  The Borrower and its Subsidiaries on a consolidated basis are Solvent.

Section 5.18        Security Documents.  The provisions of the applicable Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien, subject, in the case of any Collateral other than Collateral consisting of Equity Interests and to Permitted Liens on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Section 5.19       Anti-Terrorism; Anti-Money Laundering; Etc.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Restricted Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and, to the Borrower’s knowledge, its and its Restricted Subsidiaries’ respective officers and directors, are in compliance with Anti-Corruption Laws in all material respects and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.  No Loan Party nor any of its Restricted Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation in any material respect of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (C) the Act or (D) any other laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”) or (iii) is a Sanctioned Person.  No part of the proceeds of any Loan or Letter of Credit hereunder will be unlawfully used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation in any material respect by any Loan Party or any Lender or Arranger, the Administrative Agent or any L/C Issuer of any Anti-Terrorism Laws or Sanctions.

Section 5.20         Foreign Corrupt Practices Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

Section 5.21         Affected Financial Institution.  No Loan Party is an Affected Financial Institution.

ARTICLE 6.
AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the L/C Issuer have been made) shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.13, 6.14 and 6.16) cause each Restricted Subsidiary to:

Section 6.01         Financial Statements.  Deliver to the Administrative Agent:

(a)          within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2020), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in Shareholders’ Equity, and cash flows for such Fiscal Year, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of RSM US LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification, “going concern” exception or “going concern” explanatory paragraph  (other than a “going concern” qualification, exception or explanatory paragraph resulting solely from an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered) or any qualification or exception paragraph as to the scope of such audit; provided, that the foregoing financial statements are accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand;

(b)         in connection with each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the fiscal quarter ending March 31, 2021), within 45 days after the end of each such fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, and the related consolidated statements of changes in Shareholders’ Equity, and cash flows for the portion of the Borrower’s Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower; provided, that the foregoing financial statements are accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand (the “Quarterly Financial Statements”); and

(c)         not later than 60 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2021), an annual budget of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Restricted Subsidiaries on a quarterly basis for the then-current Fiscal Year (including the Fiscal Year in which the Latest Maturity Date occurs, if such Fiscal Year is the then-current Fiscal Year).

The Borrower may satisfy the requirements of Section 6.01(a) by delivery, within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC and solely to the extent that such annual report contained an unqualified opinion as required by clause (a), and the provisions of Section 6.01(b), by delivery within the time period specified in the SEC’s rules and regulations for non-accelerated filers (except for any delay permitted by Rule 13a-13(a) promulgated under the Exchange Act), reports on Form 10- Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC and in such case, shall not be required separately to furnish such information under Section 6.01(a) or (b).

Section 6.02        Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)         concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate (including, showing the calculation of the financial covenant set forth in Section 7.11 if then in effect) signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b)         promptly after any request by the Administrative Agent or the Required Lenders acting through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(c)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, whether or not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that to the extent any such documents are filed with the SEC, such documents shall be deemed delivered pursuant to this Section 6.02(c) at the time of and so long as the Borrower notifies the Administrative Agent (by facsimile or electronic mail) of the filing with the SEC of any such documents; and

(d)        promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information within the meaning of United States federal securities laws (“MNPI”) with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Borrower or its Subsidiaries, or their respective securities (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (and the Administrative Agent agrees that only Borrower Materials marked “PUBLIC” will be made available on such portion of the Platform); and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower materials “PUBLIC.”

Section 6.03         Notices.  Promptly notify the Administrative Agent when an Officer of the Borrower has knowledge:

(a)          of the occurrence of any Default; or

(b)          of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of an Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document, if any, that have been breached.

Section 6.04        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) maintain all rights, privileges, permits, and licenses reasonably necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve, maintain, renew and keep in full force and effect all of its registered patents, trademarks, trade names, trade dress and service marks, the failure of which to so preserve, maintain, renew or keep in full force and effect could reasonably be expected to have a Material Adverse Effect; and (d) pay, discharge or otherwise satisfy as the same shall become due and payable all federal, state and other material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

Section 6.05       Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case with respect to clauses (a) and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06       Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (that are not Affiliates of the Borrower) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, which insurance (except as to Excluded Subsidiaries and Immaterial Subsidiaries) shall name the Administrative Agent as loss payee (in the case of casualty insurance) or additional insured (in the case of liability insurance); provided, however, if any insurance proceeds are paid on account of a casualty to assets or properties of any Loan Party whether or not constituting Collateral and at such time no Event of Default shall have occurred and is continuing, then the Administrative Agent shall take such actions, including endorsement, to cause any such insurance proceeds to be promptly remitted to the Borrower to be used by the Borrower or such Loan Party in any manner not prohibited by this Agreement.

Section 6.07        Compliance with Laws.  Comply with the requirements of all Laws (including the Controlled Substances Act and the Civil Asset Forfeiture Reform Act) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; provided that, with respect to the Controlled Substances Act and the Civil Asset Forfeiture Reform Act, such Loan Party or Restricted Subsidiary shall only be deemed to be non-compliant if so determined by a final, non-appealable judgment of a court of competent jurisdiction or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower and its Restricted Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions.

Section 6.08        Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions, and if and to the extent required by GAAP, matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09       Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired (but in no event more than one time per Fiscal Year of the Borrower and with the Borrower being required to pay all reasonable out-of-pocket expenses for one visit each Fiscal Year) by the Administrative Agent, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours without limitation as to frequency.

Section 6.10        Use of Proceeds.  Use the proceeds of the Credit Extensions (a) to pay any fees, costs and expenses related to the Transaction and (b) for working capital, acquisitions, Investments and for other general corporate purposes not in contravention of any Law or of any Loan Document.

Section 6.11        Covenant to Guarantee Obligations and Give Security.  Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary or any Immaterial Subsidiary), or upon a Subsidiary of any Loan Party ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, the Borrower shall, at the Borrower’s expense:

(i)          within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, cause such Subsidiary to (a) become a Guarantor and provide the Collateral Agent, for the benefit of the Secured Parties, a Lien on its assets (other than Excluded Assets) to secure the Obligations by executing and delivering to the Administrative Agent a joinder to the Guarantee Agreement, a joinder to the Security Agreement and/or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent;

(ii)          within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, cause each direct and indirect parent (to the extent such parent is a Loan Party) of such Subsidiary to pledge its interests in such Subsidiary to the Collateral Agent, for the benefit of the Secured Parties, to secure such parent’s Obligations (if it has not already done so) and deliver to the Collateral Agent all certificated Equity Interests of such Subsidiary (if any) together with transfer powers in respect thereof endorsed in blank, and cause such Subsidiary:

(A)          to duly execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, any additional collateral and security agreements or supplements thereto, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent to secure payment of all the Obligations of such Subsidiary and constituting Liens on the personal property (other than Excluded Assets) of such Subsidiary; and

(B)          to take whatever action (including the filing of UCC financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting first priority perfected Liens on Collateral purported to be subject to the Security Agreement and other agreements delivered pursuant to this Section 6.11; and

(iii)         within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, deliver to the Administrative Agent, upon the request of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent, Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request.

Notwithstanding any of the foregoing to the contrary or Section 6.15 below, (i) the Collateral shall exclude Excluded Assets, and shall be subject to the limitations and exclusions set forth in the applicable Security Documents, and (ii) no Foreign Subsidiary shall be required to become a Guarantor or grant a Lien on any of its assets (other than a pledge of Equity Interests in any of its Subsidiaries pursuant to clause (ii) above to the extent otherwise required hereunder (provided, however, no legal opinions of foreign counsel shall be required)) to secure any of the Obligations.

Section 6.12        Lender Calls.  If requested in writing by the Administrative Agent, participate in an annual meeting of the Administrative Agent and the Lenders to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent, including by telephonic conference calls) at such time as may be agreed to by the Borrower and the Administrative Agent.  The Borrower shall be required to invite the Lenders to participate in any quarterly conference calls made available to the holders of any of the 2026 Senior Secured Notes.

Section 6.13        Further Assurances.  Promptly upon request by the Administrative Agent or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents or Section 6.11, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to create or perfect the security interest of the Collateral Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof, or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof.

Section 6.14       Beneficial Ownership.  Promptly after any request by the Administrative Agent or the Required Lenders acting through the Administrative Agent, deliver all documentation and other information that the Administrative Agent and the Required Lenders reasonably determine is necessary in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 6.15         Designation of Restricted and Unrestricted Subsidiaries.

The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”; provided that, immediately after giving effect to such designation, the Borrower would be in pro forma compliance with the financial covenant set forth in Section 7.11, whether or not such covenant is applicable, no Default or Event of Default shall have occurred and (iii) either (1) the Borrower could incur $1.00 of additional Indebtedness pursuant to Section 7.03(a) or (2) (A) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to such designation or (B) the Consolidated Leverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation

In addition, (a) any Unrestricted Subsidiary must be a Person of which shares of the Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation will be treated as an Investment by the Borrower or such Restricted Subsidiary, as applicable, made at the time of the designation and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender with respect to such Indebtedness has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

All outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment by the Borrower or such Restricted Subsidiary, as applicable, made at the time of the designation.  The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation.  The designation will not be permitted if such Investment would not be permitted under Section 7.06 at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary.  Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the board resolution of the Borrower giving effect to such designation and a certificate signed by an Officer of the Borrower certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by this Section 6.15.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the requirements of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and (1) any Indebtedness of such Subsidiary, (2) any Liens of such Subsidiary and (3) any Investments of such Subsidiary, in each case shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date.

The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence, on the date of designation, of Indebtedness, Liens and Investments by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness, Liens and Investments of such Unrestricted Subsidiary and such designation shall only be permitted if as of such date, (1) such Indebtedness, Liens and Investments are permitted and (2) no Event of Default shall have occurred and be continuing.

The Specified Subsidiaries are designated as Unrestricted Subsidiaries under this Agreement as of the Closing Date, and any direct or indirect now or hereafter created or acquired Subsidiary of any of the foregoing.  The foregoing sentence does not prohibit or limit in any respect the ability of the Borrower to designate any of the foregoing Persons as Restricted Subsidiaries and thereafter re-designate any or all of such Persons as Unrestricted Subsidiaries, in each case, subject to the terms and conditions of this Section 6.17.

Section 6.16         Post-Closing Covenant. On or prior to the date set forth in Schedule 6.16, the Borrower shall, or shall cause the other Loan Parties to deliver the items set forth in Schedule 6.16.

ARTICLE 7.
NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the L/C Issuer have been made) shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to:

Section 7.01         Liens.

(a)          Directly or indirectly, create, incur or assume any Lien (each a “Subject Lien”) that secures obligations under any Indebtedness, unless, with respect to Liens on property not constituting Collateral, (i) if such Liens secure Indebtedness that is subordinated to the Obligations or the Guarantees, the Obligations and any related Guarantees are secured by a Lien on such property, assets or proceeds that are senior in priority to such Liens or (ii) in all other cases, the Obligations and any related Guarantees are equally and ratably secured, and provided further that any Lien created on such non-Collateral pursuant to the preceding clause shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien.

(b)          Clause (a) shall not apply to Permitted Liens.

(c)         With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (d) of the definition of Indebtedness.

Section 7.02         [Reserved]

Section 7.03        Indebtedness.  Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “Incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; other than

(a)          if either (x) the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries (on a consolidated combined basis) for the Applicable Measurement Period would have been at least 2.00:1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) or (y) the Consolidated Leverage Ratio for the Applicable Measurement Period would have been equal to or less than 3.50:1.00, in each case, as if the additional Indebtedness had been incurred or Preferred Stock had been issued, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period; provided, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by Section 7.06 (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment or

(b)          Any of the following (collectively, “Permitted Debt”):

(i)          the incurrence by the Borrower or a Restricted Subsidiary of the Obligations;

(ii)          the incurrence by the Borrower and the Guarantors of Indebtedness represented by the 2026 Senior Secured Notes (including any Guarantee thereof);

(iii)         any Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (exclusive of Indebtedness described in clause (b)(i) and (b)(ii) above);

(iv)        Indebtedness (including Capitalized Lease Obligations and purchase money obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any Restricted Subsidiary to finance the purchase, lease, construction, installation, repair, expansion or improvement of property (real or personal and including, for the avoidance of doubt, intellectual property), plant or equipment or other fixed or capital assets used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) does not exceed the greater of (x) $35,000,000 and (y) 35% of Consolidated EBITDA;

(v)          Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or similar instruments issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 60 days following such drawing or incurrence;

(vi)        Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, seller financing or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness incurred with respect to any disposition shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and any Restricted Subsidiaries in connection with a disposition;

(vii)       Indebtedness of the Borrower owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Borrower or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to the Obligations;

(viii)       shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(ix)         Hedging Obligations of the Borrower or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(x)          obligations in respect of self-insurance and performance and surety bonds, appeal bonds and other similar types of bonds and performance guarantees statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit or similar instruments related thereto, in each case in the ordinary course of business;

(xi)       Indebtedness of the Borrower or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary (which, if issued by a Guarantor, shall only be issued to another Guarantor or the Borrower) not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (xi) does not at any one time outstanding exceed the greater of $40,000,000 and 40% of Consolidated EBITDA (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (xi) shall cease to be deemed incurred or outstanding for purposes of this clause (xi) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred or issued such Indebtedness or Preferred Stock pursuant to Section 7.03(a));

(xii)       any guarantee by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Borrower or such Restricted Subsidiary is permitted under the terms hereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Obligations, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Obligations substantially to the same extent as such Indebtedness is subordinated to the Obligations of such Restricted Subsidiary;

(xiii)      the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or the issuance of Preferred Stock by a Restricted Subsidiary that serves to refund, replace, renew, extend, defease or refinance (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness or Preferred Stock of the Borrower or any of its Restricted Subsidiaries, incurred or issued as permitted under Section 7.03(a)  or clauses (b)(ii), (b)(iii), (b)(iv), and (b)(xi) above, this clause (b)(xiii) and clauses (b)(xiv), (b)(xvii), (b)(xix), (b)(xxii), (b)(xxxii) and (b)(xxxvi) below (provided that any amounts incurred under this clause (xiii) as Refinancing Indebtedness (as defined below) of clauses (iv) and (xi) above and clauses (xxii) and (xxxii) below, shall reduce the amount available under such clause so long as the Refinancing Indebtedness remains outstanding) or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and fees (including costs and expenses) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Preferred Stock being refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations, at least to the same extent as the Indebtedness being refinanced or refunded, and (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Borrower or a Guarantor or (y) Indebtedness or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date that is earlier than the earlier of the Latest Maturity Date; provided that clauses (A) and (E) will not apply to any refunding or refinancing of secured Indebtedness;

(xiv)       Indebtedness or Preferred Stock of (x) the Borrower or any Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary or from whom the Borrower acquires all or substantially all of such Person’s assets in accordance with the terms hereof (whether or not such Indebtedness or issuance of Preferred Stock is incurred or issued in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving pro forma effect to such incurrence of Indebtedness described in the preceding clauses (x) and (y), either:

(A)          the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) or

(B)          the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger, consolidation or amalgamation; or

(C)        the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 7.03(a) or the Consolidated Leverage Ratio would be equal to or less than such Consolidated Leverage Ratio immediately prior to such acquisition or merger, consolidation or amalgamation;

(xv)        (i) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(xvi)       Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit, bank guarantee or other instrument issued pursuant to this Agreement in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or other instrument;;

(xvii)      COVID-19 Relief Funds;

(xviii)     Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any of its direct or indirect parent entities permitted by Section 7.06;

(xix)       Contribution Indebtedness;

(xx)        [reserved];

(xxi)       Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(xxii)      Indebtedness of any non-Guarantor Subsidiary, provided, however, that the aggregate principal amount of all Indebtedness incurred and then outstanding under this clause (xxii) does not exceed the greater of (x) $25,000,000 and (y) an amount equal to 25% of Consolidated EBITDA;

(xxiii)     Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(xxiv)     Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxv)      Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(xxvi)    unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(xxvii)   Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions, any acquisition or any Permitted Investment;

(xxviii)   Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted hereunder;

(xxix)     customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxx)     Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(xxxi)     [reserved];

(xxxii)   Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any of its Restricted Subsidiaries incurred or issued to finance, or assumed in connection with, an acquisition or Investment in a principal amount not to exceed the greater of (x) $30,000,000 and (y) 30% of Consolidated EBITDA of the Borrower together with all other outstanding Indebtedness or Preferred Stock issued under this clause (b)(xxxii) (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (b)(xxxii) shall cease to be deemed incurred or outstanding for purposes of this clause (b)(xxxii) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant);

(xxxiii)  Indebtedness in the form of Capitalized Lease Obligations arising out of any sale and lease-back transaction;

(xxxiv)  to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xxxv)    unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice; and

(xxxvi)   all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 7.03 (a) and (b) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clause (b) above, or is entitled to be incurred pursuant clause (a), the Borrower will be permitted to divide and classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories.  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 or Section 7.01.  Additionally, all or any portion of any item of Indebtedness may later be reclassified and/or re-divided as having been incurred pursuant to Section 7.03(a) or under any category of Permitted Debt described above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any United States dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to United States dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in United States dollars will be as provided in such currency agreement.  The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, or (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred.  At the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 7.03 without giving pro forma effect to the Indebtedness incurred pursuant to such paragraph or any other clause of the definition of Permitted Debt when calculating the amount of Indebtedness that may be incurred pursuant to Section 7.03(a).  Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.  Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided, that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.

With respect to the Obligations, the full amount of the commitments hereunder shall be the “Reserved Indebtedness Amount” for purposes of the Fixed Charge Coverage Ratio, Secured Leverage Ratio or the Consolidated Leverage Ratio, as applicable, on the date of any incurrence of any Indebtedness in reliance on such definitions.

Section 7.04        Fundamental Changes.  Directly or indirectly:  (1) consolidate or merge with or into another Person unless the Borrower is the surviving entity, or with respect to any Guarantor, such Guarantor is the surviving entity or the surviving entity becomes a guarantor of the Obligations; or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person that is not the Borrower or a Guarantor (or a Person that will become a Guarantor substantially simultaneously with such transaction).

This Section 7.04 will not will not be applicable to (a) any Non-Guarantor Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Borrower, a Guarantor or to another Non-Guarantor Subsidiary and (b) the Borrower or a Guarantor merging with an Affiliate solely for the purpose of reincorporating the Borrower, as the case may be, in the jurisdiction of another state of the United States.

Section 7.05        Dispositions.  Make or enter into any agreement to make any Disposition, except:

(a)          a disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable, used or worn out property, equipment or other assets in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful or economically practicable in the conduct of the business of the Borrower and its Restricted Subsidiaries or the disposition of inventory, goods or other assets in the ordinary course of business or no longer useful in the ordinary course of the Borrower’s business;

(b)          Dispositions for the fair market value (as determined at the time of contractually agreeing to such Disposition) of the assets or Equity Interests issued or sold or otherwise disposed of; provided that

(i)          except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Disposition, by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Replacement Assets, and

(ii)          For purposes of clause (i) above, the amount of (A) any liabilities (as shown on the Borrower’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities in excess of $10,000,000 that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or are terminated, cancelled or otherwise cease to be obligations of the Borrower in connection with such Disposition and, in each case from which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or Restricted Subsidiary into cash (to the extent of the cash received) within 270 days following the closing of such Disposition, (C) any other assets used or useful in the business of the Borrower and its Restricted Subsidiaries or any similar business or and (D) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in respect of such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (x) $15,000,000 and (y) an amount equal to 15.00% of EBITDA of the Borrower on the date on which such Designated Non-Cash Consideration is received (with the fair market value of each item of Designated Non-Cash Consideration being measured at the Borrower’s option either at the time of contractually agreeing to such Disposition or at the time received without giving effect to subsequent changes in value), shall be deemed to be cash;

(c)          the granting of a Lien permitted by Section 7.01 or the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 7.06;

(d)          any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $15,000,000;

(e)          any disposition of property or assets, or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(f)          the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with past practice or that does not materially interfere with the business of the Borrower as then in effect;

(g)          any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)        dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating net proceeds) dispositions necessary or advisable (as determined in good faith by the Borrower) in order to consummate any acquisition of any Person, business or assets;

(i)          disposition of an account receivable in connection with the collection or compromise thereof;

(j)          foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed of condemnation or otherwise) with respect to assets or the granting of Liens not prohibited hereunder, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event the granting of Liens not prohibited hereunder;

(k)          the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business;

(l)          any exchange of assets for Permitted Business Assets (including a combination of Permitted Business Assets and a de minimis amount of Cash Equivalents) of comparable or greater market value, as determined in good faith by the Borrower;

(m)        the licensing, sublicensing or cross-licensing of intellectual property or other general intangibles;

(n)        the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(o)         dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)          to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(q)         the disposition of any assets (including Equity Interests of a Restricted Subsidiary) (i) acquired after the Closing Date in a transaction permitted hereunder, which assets are not used or useful in the core or principal business of the Borrower and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;

(r)         dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(s)          any sale and lease-back transaction in an amount not to exceed $25,000,000;

(t)          any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(u)          the unwinding or voluntary termination of any Hedging Obligations;

(v)          any disposition in connection with the Transactions; and

(w)         the sale, transfer or other disposition of any assets in the TMSA Account.

Notwithstanding anything in this Section 7.05 to the contrary, dispositions under this Section 7.05 (except for clauses (i), (k) and (s)) shall only be permitted if (i) no Event of Default exists or would result from such Disposition as of the date of the agreement governing such Disposition (ii) the consideration received for the Disposition shall be in an amount equal to fair market value thereof and (iii) no less than 75% of such consideration shall be paid in cash or Cash Equivalents.

In no event shall the Borrower or any Restricted Subsidiary voluntarily dispose (which, for the avoidance of doubt, shall include any such transfers to an Unrestricted Subsidiary) of any Specified Intellectual Property to any person who is, in the case of the Borrower or a Guarantor, not the Borrower or a Guarantor, or in the case of a Non-Guarantor Subsidiary, not the Borrower or a Restricted Subsidiary, other than non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles.

In the event that a transaction (or any portion thereof) meets the criteria of this Section 7.05 and would also be a permitted Restricted Payment or Permitted Investment, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Disposition permitted hereunder and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

Section 7.06        Restricted Payments.  Directly or indirectly:

(a)         declare or pay any dividend or make any other distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Borrower or any other Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Borrower or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)        purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)         make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under Section 7.03(b)(vii) or 7.03(b)(viii), (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement or (z) the giving of notice of redemption with respect to transactions described in clause (ii) or (iii) below); or

(d)          make any Restricted Investment;

(all such payments and other actions set forth in Section 7.06(a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)           no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)        at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period the Borrower would have been permitted to incur at least $1.00 of additional Indebtedness under Section 7.03(a); and

(iii)        such Restricted Payment, together with the aggregate amount of all other Restricted Payments made (and not rescinded or returned) by the Borrower and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (e)(ii), (e)(iii), (e)(iv), (e)(v), (e)(vii), (e)(ix), (e)(x), (e)(xii), (e)(xiii), (e)(xiv), (e)(xv), (e)(xvi), (e)(xviii) and (e)(xx) of this Section 7.06; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (e)(a) of this Section 7.06 to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of:

(A)          an amount, not less than zero in the aggregate, equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from January 1, 2021 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(B)          100% of the aggregate net cash proceeds and the fair market value of property and marketable securities received by the Borrower after the Closing Date from the issue or sale of (x) Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent the proceeds are contributed to the Borrower (including Retired Capital Stock (as defined below) and Equity Interests issued upon exercise of options or warrants) but excluding (i) cash proceeds received from the sale of Equity Interests of the Borrower and, to the extent actually contributed to the Borrower, Equity Interests of the Borrower’s direct or indirect parent entities to members of management, directors, consultants or independent contractors of the Borrower, any direct or indirect parent entity of the Borrower and the Subsidiaries of the Borrower after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (e)(iv) of this Section 7.06, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (e)(ii) of this Section 7.06, (iii) Designated Preferred Stock or amounts contributed from the issuance of Designated Preferred Stock by any direct or indirect parent entity of the Borrower, (iv) the Cash Contribution Amount, (v) Disqualified Stock, (vi) Excluded Contributions and (vii) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary or (y) debt securities or other Indebtedness of the Borrower (in each case, whether issued before or after the Closing Date) that has been converted into or exchanged for Equity Interests of the Borrower (other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into or exchanged for Disqualified Stock or Designated Preferred Stock); plus

(C)          100% of the aggregate amount of cash and the fair market value of property and marketable securities contributed to the capital of the Borrower after the Closing Date, other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (e)(iv) of this Section 7.06; plus

(D)          to the extent not already included in Consolidated Net Income or Consolidated EBITDA, as applicable, 100% of the aggregate amount received in cash and the fair market value of property and marketable securities after the Closing Date by means of (i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Borrower or its Restricted Subsidiaries or (ii) the sale (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend or other distribution from an Unrestricted Subsidiary; plus

(E)          in the case of the (i) redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, (ii) merger or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or (iii) transfer of assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than to the extent such Investment constituted a Permitted Investment); plus

(F)          the greater of (i) $25,000,000 and 25% of Consolidated EBITDA.

(e)          Notwithstanding the foregoing provisions of this Section 7.06, the following Restricted Payments shall be permitted:

(i)          the payment of any dividend or other distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of notice of redemption, if at the date of declaration or notice such payment would have complied with the provisions hereof;

(ii)          the (A) redemption, repurchase or other acquisition or retirement of any Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower (“Retired Capital Stock”) or Indebtedness subordinated to the 2026 Senior Secured Notes in exchange for or out of the net cash proceeds of the sale (other than to a Restricted Subsidiary or the Borrower) of Equity Interests of the Borrower or contributions to the equity capital of the Borrower (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) so long as any such redemption, repurchase or other acquisition or retirement 120 days after the sale or issuance of such Refunding Capital Stock; or (B) declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii)         the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the sale of, new Indebtedness of the Borrower or a Guarantor which is incurred in compliance with Section 7.03 so long as (i) such new Indebtedness is subordinated to the Obligations thereof at least to the same extent as such Indebtedness subordinated to the Obligations so redeemed, repurchased, acquired or retired, (ii) such new Indebtedness has a final scheduled maturity date equal to or later than 90 days after the earlier of (x) the latest then applicable Maturity Date and (y) the Subordinated Indebtedness redeemed, repurchased, or otherwise acquired,(iii) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Obligations being so redeemed, repurchased, acquired or retired and (iv) any such defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness occurs within 120 days after the sale or issuance of such new Indebtedness;

(iv)        Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (including, for these purposes, phantom or similar types of awards) of the Borrower or any of its direct or indirect parent entities held by any future, present or former employee, director, consultant or independent contractor of the Borrower, its Subsidiaries or any of its direct or indirect parent entities (or their permitted transferees, assigns, estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit or severance plan, agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed in any calendar year $15,000,000 (with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower or any of its Subsidiaries or any of its direct or indirect parent entities that are foregone in return for the receipt of Equity Interests of the Borrower or any of its direct or indirect parent entities plus (C) the cash proceeds of “key man” life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iv);

(v)          the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or Preferred Stock issued by a Restricted Subsidiary, in each case, issued or incurred in accordance with the provisions hereof to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(vi)        (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any of its Restricted Subsidiaries after the Closing Date, (B) the declaration and payment of dividends to a parent entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (B) of this paragraph; provided, however, in the case of each of clause (A) and clause (C) of this clause (vi), that for the Applicable Measurement Period at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 7.03(a);

(vii)       repurchases of Equity Interests (i) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or (ii) deemed to occur in connection with withholding to pay other taxes payable in connection with the vesting or exercise of Equity Interests or any other equity award held or beneficially owned by any future, present or former employee, director, officer, manager or consultant;

(viii)      (A) the payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity of the Borrower, as the case may be, to fund the payment by any such parent Borrower of the Borrower of dividends on such entity’s common stock), in an aggregate amount per annum not to exceed 6% of Market Capitalization or (B) in lieu of all or a portion of the dividends permitted by clause (A), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Borrower’s Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any direct or indirect parent Borrower of the Borrower to fund the payment by such direct or indirect parent Borrower of the Borrower of dividends on such entity’s Equity Interests) for aggregate consideration that, when taken together with dividends permitted by clause (A), does not exceed the amount contemplated by clause (A);

(ix)         Restricted Payments that are made with Excluded Contributions, provided that at the time of such Restricted Payment, no Event of Default, shall have occurred and be continuing or would occur as a consequence thereof;

(x)          other Restricted Payments in an amount not to exceed the greater of $25,000,000 and 25% of Consolidated EBITDA;

(xi)         [reserved];

(xii)        the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent entity of the Borrower in amounts required for such Person to pay, without duplication:

(A)          franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B)          so long as the Borrower is a member of a group filing a consolidated, combined or unitary income tax return with such Person as the parent of such group, taxes imposed on or measured by income (however denominated) to the extent such taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that each of the Borrower, the relevant Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were each of the Borrower, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer or stand-alone consolidated, combined or unitary income tax group, as applicable (“Permitted Tax Distributions”);

(C)         customary salary, bonus, severance, indemnification obligations and other benefits payable to officers, directors, consultants, independent contractors, and employees of such direct or indirect parent entity of the Borrower to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D)          general corporate overhead and operating expenses for such direct or indirect parent entity of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(E)          reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent entity of the Borrower.

(xiii)      Restricted Payments after the Closing Date in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any direct or indirect parent entity of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this covenant (as determined in good faith by the Board of Directors of the Borrower);

(xiv)       dividends or other distributions of Capital Stock of Unrestricted Subsidiaries or distributions of Indebtedness owed to the Borrower or any direct or indirect parent of the Borrower by any Unrestricted Subsidiary;

(xv)        any Restricted Payment used to fund or consummate the Transactions and the fees and expenses related thereto;

(xvi)       Restricted Payments to any direct or indirect parent entity to finance, or to any direct or indirect parent entity for the purpose of paying to any other direct or indirect parent entity to finance, any Investment that, if consummated by the Borrower, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such parent entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.04) of the Person formed or acquired into the Borrower or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 6.13;

(xvii)      [reserved];

(xviii)    any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Secured Leverage Ratio would be equal to or less than 2.25:1.00, provided that at the time of such Restricted Payment, no Event of Default, shall have occurred and be continuing or would occur as a consequence thereof;

(xix)       any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness consisting of Acquired Debt;

(xx)        mandatory redemptions of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries;

(xxi)      payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 7.04;

(xxii)      (i) the conversion or exchange of any Permitted Convertible Indebtedness in accordance with its terms into or for shares of Equity Interests (other than Disqualified Stock) of the Borrower and the making of a payment of cash in lieu of fractional shares of the Borrower’s Equity Interests (other than Disqualified Stock) deliverable upon any such conversion or exchange, (ii) the delivery of cash in connection with any conversion or exchange of any Permitted Convertible Indebtedness in an aggregate amount since the Closing Date governing such Permitted Convertible Indebtedness not to exceed the sum of (x) the principal amount of such Permitted Convertible Indebtedness, as applicable, and (y) the amount of any payments required to be made to the Borrower or any of its Subsidiaries upon the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the settlement date for the exchange or conversion of such relevant Permitted Convertible Indebtedness or (iii) payments of interest under any Permitted Convertible Indebtedness;

(xxiii)    any payments in connection with the repurchase, exchange or inducement of the conversion or exchange, as the case may be, of Permitted Convertible Indebtedness by delivery of shares of Borrower’s common stock and/or a different series of Permitted Convertible Indebtedness (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants (other than, for the avoidance of doubt, interest rate, conversion rate, conversion price and conversion rate adjustment provisions) that are no less favorable to Borrower than the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted (as determined by the Borrower in good faith)) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of Borrower’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted hereunder to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Indebtedness that are so repurchased, exchanged or converted; and

(xxiv)     any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s Capital Stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in Capital Stock upon any early termination thereof.

For purposes of determining compliance with this Section 7.06, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clause (e) and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made under Section 7.06(d), the Borrower will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such sections and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Borrower.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except as set forth in the definition of Unrestricted Subsidiary and Section 6.15.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

If the Borrower or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Borrower be permitted hereunder, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to the Borrower’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Borrower for any period.

For the avoidance of doubt, this covenant shall not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement.

Section 7.07         Change in Nature of Business.  Engage in any material line of business substantially different from the Permitted Business.

Section 7.08         Transactions with Affiliates.

(a)          Make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving an aggregate consideration in excess of $15,000,000, unless (1) the Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40,000,000, a majority of the Board of Directors of the Borrower have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Borrower; and provided that any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the disinterested directors of the Borrower, if any.

(b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will be permitted under this Section 7.08:

(i)         any transaction between or among (i) the Borrower, a Restricted Subsidiary or joint venture or similar entity or (ii) the Borrower and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation);

(ii)          Restricted Payments and Permitted Investments permitted hereunder;

(iii)         the payment of reasonable compensation and fees and out of pocket expenses to, and indemnities provided on behalf of (and entering into related agreements with) current or former officers, directors, employees, independent contractors or consultants of the Borrower, any of its direct or indirect parent entities, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Borrower or senior management thereof;

(iv)        transactions in which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor, stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(v)          payments or loans (or cancellations of loans) to employees, consultants or independent contractors of the Borrower or any of its direct or indirect parent entities or any Restricted Subsidiary which are approved by the Board of Directors of the Borrower and which are otherwise permitted hereunder, but in any event not to exceed $10,000,000 in the aggregate outstanding at any one time;

(vi)         payments made or performance under any agreement as in effect on the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Board of Directors of the Borrower to the holders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(vii)       transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including the Borrower and its Subsidiaries and joint ventures), in each case in the ordinary course of business and otherwise in compliance with the terms hereof that are fair to the Borrower or its Restricted Subsidiaries or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(viii)      the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any direct or indirect parent entity, any director, officer, employee or consultant of the Borrower, its direct or indirect parent entities or its Subsidiaries or any other Affiliates of the Borrower (other than a Subsidiary) and the granting of registration rights in connection therewith;

(ix)         any (i) employment, severance and similar agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (ii) subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (iii) employee compensation, equity or similar incentive, and other benefit plans or arrangements, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(x)          without duplication, Permitted Tax Distributions, (ii) transactions undertaken in good faith (as certified by the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Subsidiaries (and not for the purpose of circumventing any covenant set forth herein and which are not materially adverse to the Administrative Agent or the Lenders) and (iii) tax sharing agreements, tax groupings and other similar arrangements for the payment of taxes or the surrender or reallocation of taxes or tax reliefs among direct and indirect parent companies of the Borrower or among Permitted Holders, the Borrower and its Restricted Subsidiaries; provided, for the avoidance of doubt, any payments, transactions, agreements, tax groups or other arrangements under this clause (x) shall comply with Section 7.06(e)(xii);

(xi)         any transaction effected in connection with the Transactions;

(xii)        (x) the purchase of or investment in debt, equity or other securities of the Borrower or any of its Restricted Subsidiaries in primary issuances on the same terms as are applicable to non-Affiliates so long as not more than 50% of such issuance is to an Affiliate and (y) purchases or other acquisitions (other than from the Borrower or any of its Restricted Subsidiaries) of debt or securities of the Borrower or any of its Restricted Subsidiaries by Affiliates in bona fide secondary transactions and, in the case of each of clauses (x) and (y), payments made to an Affiliate in respect of such securities;

(xiii)       [reserved];

(xiv)       transactions with a Person that is an Affiliate of the Borrower arising solely because the Borrower or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(xv)        any lease or sublease entered into between the Borrower or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Borrower, as lessor or sub-lessor, which is approved by the Board of Directors of the Borrower in good faith;

(xvi)       pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii)      intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(xviii)    any transition services arrangement, supply arrangement or similar arrangements entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary or Investment permitted by Section 7.05 or entered into with any successor, in each case, that the Borrower determines in good faith is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xix)       an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Borrower or a Restricted Subsidiary and not entered into in contemplation of such acquisition or merger; provided that such acquisition or merger complied with this covenant; and

(xx)       transactions between the Borrower or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Borrower or any direct or indirect parent of the Borrower.

Section 7.09        Restrictive Agreements.  Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(a)          pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)          make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)          sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i)          contractual encumbrances or restrictions in effect (x) to secure the Obligations or (y) on the Closing Date, including, without limitation, pursuant to Indebtedness permitted by Section 7.03(b)(iii);

(ii)          the Security Documents and Guarantees;

(iii)        Capitalized Lease Obligations, purchase money obligations or other obligations that, in each case, impose restrictions of the nature discussed in clause (c) above in the first paragraph of this covenant on the property so acquired;

(iv)         applicable law or any applicable rule, regulation or order;

(v)          any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi)        contracts for the sale of assets (including sale-lease back agreements), including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary;

(vii)        Secured Indebtedness and Liens otherwise permitted to be incurred pursuant to Sections 7.01 and 7.03 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or other restrictions on cash or deposits constituting Permitted Liens;

(ix)         customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(x)          customary provisions contained in leases, subleases, licenses, sublicensesor asset sale agreements and other agreements, including with respect to intellectual property and other agreements;

(xi)         other Indebtedness or Preferred Stock, in each case, that is incurred subsequent to the Closing Date pursuant to Section 7.03; provided, that (A) in the good faith judgment of the Board of Directors of the Borrower, any such encumbrance or restriction contained in such Indebtedness shall not prohibit (except upon a default or event of default thereunder) the making scheduled cash payments hereunder when due or (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive taken as a whole than those contained hereunder or in the 2026 Senior Secured Notes Indenture as in effect on the Closing Date or generally represent market terms at the time of incurrence or issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries; and

(xii)       any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Borrower, not materially more restrictive than encumbrances and restrictions contained in such predecessor agreements and do not affect the Borrower’s and the Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal as required hereunder, in each case as and when due.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

Section 7.10        Use of Proceeds.  Request any Credit Extension, use, or allow any of its Restricted Subsidiaries to use, the proceeds of any Credit Extension, (a) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value to any Person in violation of Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of, or with, any Sanctioned Person or in any Sanctioned Country, or (c) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11        Financial Covenant.  Fail to maintain a maximum Consolidated Leverage Ratio not greater than 5.50:1.00, with a step down to 5.25:1.00 beginning with the fiscal quarter ending March 31, 2023, to be tested, commencing with the first full fiscal quarter after the Closing Date, on the last day of each fiscal quarter on which the aggregate outstanding amount of all extensions of credit under the Revolving Credit Facility and drawn and undrawn letters of credit (excluding (a) letters of credit that have been cash collateralized and (b) letters of credit having an aggregate face amount less than $5,000,000) exceeds 35% of the total commitments under the Revolving Credit Facility.

ARTICLE 8.
EVENTS OF DEFAULT AND REMEDIES

Section 8.01         Events of Default.  Each of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)          Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)        Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.04 (with respect to the Borrower’s existence) or 6.10, or Article 7 (other than Section 7.11) or (ii) the Borrower fails to perform or observe the covenant contained in Section 7.11; provided that a breach of the requirements of Section 7.11 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Credit Facility unless and until the Required Revolving Credit Lenders have terminated the Revolving Credit Commitments and/or demanded repayment of, or otherwise accelerated, the Indebtedness owed to them hereunder; or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Administrative Agent provides written notice to the Borrower of such failure; or

(d)         Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect, in any material respect, when made or deemed made; or

(e)          Cross-Default.  (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee of Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee of Indebtedness to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)          Insolvency Proceedings, Etc.  Any Loan Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment.  (i) The Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)          Judgments.  There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA. (i) An ERISA Event occurs that alone or together with any other ERISA Event that has occurred could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; or

(j)          Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder including the release or termination thereof by the Administrative Agent or the Required Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)         Change of Control.  There occurs any Change of Control; or

(l)         Security Documents.  Any Security Document after delivery thereof pursuant to Article 4 or Section 6.11 shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby.

Section 8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of Section 8.02(a) (insofar as it relates to the obligations of the Revolving Credit Lenders to make Revolving Credit Loans, the L/C Issuers to make L/C Credit Extensions) and Section 8.02(e) below, in each case, the Required Revolving Credit Lenders), take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof);

(d)          exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or at law or in equity; and

(e)        upon the occurrence of an Event of Default under Section 7.11 that is unwaived, (x) terminate the Revolving Credit Commitments and/or (y) take any or all of the actions specified in Section 8.02(a), (b), (c) or (d) in respect of the Revolving Credit Commitments, Revolving Loans, Letters of Credit;

provided, however, that (i) upon the taking of any action by or upon the direction of the Required Revolving Credit Lenders as contemplated by clause (e) above, the Required Lenders may take any of the actions contemplated by clause (a) though (d) above with respect to any Facility hereunder and (ii) upon the occurrence of any Event of Default set forth in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16 and of any Pari Passu Intercreditor Agreement then in effect, be applied by the Administrative Agent in the order specified in Section 6.4 of the Security Agreement.

ARTICLE 9.
AGENCY

Section 9.01         Appointment and Authority.

(a)          Each of the Lenders and each L/C Issuer hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)         The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder (at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents, as if set forth in full herein with respect thereto; provided that to the extent an L/C Issuer is entitled to indemnification under this Section 9.01 solely in connection with its role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.01.  The provisions of this Article 9 shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 9.02        Rights as a Lender.  Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03        Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and any such duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agents:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until it shall have received written notice from a Lender, an L/C Issuer or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

No Agent or any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04        Reliance.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06       Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation (in both its capacity as Administrative Agent and as Collateral Agent) to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s and Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent and Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

Any resignation by the entity serving as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer (if applicable).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor may agree to succeed to and become vested with all of the rights, powers, privileges and duties of a retiring L/C Issuer.  In connection with any such agreement to succeed to the retiring L/C Issuer, the successor L/C Issuer, if applicable, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Notwithstanding the foregoing, the failure of any successor to agree to succeed to a retiring L/C Issuer shall not affect the resignation of such retiring L/C Issuer.  The retiring L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)), but shall have no obligation to issue any additional Letters of Credit or to amend, extend or otherwise modify any existing Letters of Credit (except as required pursuant to the terms of any such existing Letters of Credit).

Section 9.07       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 9.10         Collateral and Guaranty Matters.  Each Lender (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) and L/C Issuer irrevocably authorizes the Administrative Agent, at its option and in its discretion, after the Closing Date:

(a)          To direct the Collateral Agent to release any Lien to the extent securing the Obligations on any property granted to or held by the Collateral Agent under any Loan Document (i), upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Administrative Agent has received notice pursuant to Section 9.11 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), (ii) that is Disposed of in a transaction permitted hereunder the result of which is that, following the consummation thereof, no Loan Party has rights in the property being Disposed of or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)         to release any Guarantor from its Guarantee of the Obligations under the Security Agreement (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Administrative Agent has received notice pursuant to Section 9.11 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(c)         to release any Guarantor from its Guarantee of the Obligations and all Liens granted by any such Guarantor, and all pledges of Equity Interests in any such Guarantor under the Security Agreement if such Person ceases to be a Restricted Subsidiary for a legitimate business purpose (including by being designated an Unrestricted Subsidiary in accordance with Section 6.17 hereof, or by way of liquidation, merger, consolidation, amalgamation or dissolution or Disposition thereof as permitted by this Agreement), or becomes an Immaterial Subsidiary or an Excluded Subsidiary (unless such Person continues to guarantee any of the 2026 Senior Secured Notes or any refinancing thereof), in each case, effected for a legitimate business purpose;

(d)          to execute any intercreditor agreements and/or subordination agreements with any holder of any Indebtedness or Liens permitted by this Agreement to the extent such intercreditor agreement and/or subordination agreement is required by the terms hereof; and

(e)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to the extent securing the Obligations, to the holder of any Lien on such property that is permitted by Section 7.03(b)(xxxiii).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its (or the Collateral Agent’s) interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Security Agreement pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will (or will direct the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Notwithstanding anything to the contrary in this Agreement, upon a Subsidiary being designated an Unrestricted Subsidiary in accordance with Section 6.17 of this Agreement or otherwise ceasing to be a Restricted Subsidiary (including by way of liquidation, merger, consolidation or amalgamation or dissolution) in a transaction permitted by this Agreement and effected for a legitimate business purpose, such Subsidiary shall be automatically released and relieved of any obligations under this Agreement, the Security Agreement and all other Loan Documents, all Liens granted by such Subsidiary in its assets to the Collateral Agent shall be automatically released, all pledges to the Collateral Agent of Equity Interests in any such Subsidiary shall be automatically released, and the Administrative Agent and Collateral Agent is authorized to, and shall promptly, deliver to the Borrower any acknowledgement confirming such releases and all necessary releases and terminations, in each case as the Borrower may reasonably request to evidence such release and at Borrower’s expense.  To the extent any Loan Document conflicts or is inconsistent with the terms of this Section, this Section shall govern and control in all respects.

Section 9.11        Additional Secured Parties.  No Cash Management Bank or Hedge Bank that obtains the benefits of the Security Agreement or any Collateral by virtue of the provisions hereof or of the Security Agreement, the Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12        Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)          the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91‑38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE 10.
MISCELLANEOUS

Section 10.01      Amendments, Etc.  Except as set forth below in this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (or signed by the Administrative Agent on behalf of and with the written consent of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) any term or provision of Section 7.11, the definition of “Consolidated Leverage Ratio” (or any of their respective component definitions (as used solely in such Section but not as used in other Sections of this Agreement)) may be amended, waived, consented to or otherwise modified with the consent of the Required Revolving Credit Lenders (and no other consents from any other Lenders or group thereof shall be necessary); and (ii) no such amendment, waiver, consent or other modification shall:

(a)          waive any condition set forth in Section 4.01 without the written consent of each Lender adversely affected thereby;

(b)          without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Credit Lenders;

(c)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or Section 8.02) without the written consent of such Lender;

(d)        postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments pursuant to Section 2.05(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender directly affected thereby;

(e)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (ii) except as set forth in clause (i) of the first proviso to this Section 10.01, any financial ratio (including any defined term used therein) or any definition relating to any (x) financial calculation or (y) currency exchange rate calculation affecting compliance with Sections 7.01, 7.02 and 7.03 with respect to the amount of Liens, Investments, or Indebtedness in currencies other than U.S. Dollars hereunder even if, in the case of clause (x) and (y), the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)          change (i) Section 8.03 of this Agreement or Section 6.4 of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the definition of “Applicable Percentage,” the definition of “Applicable Revolving Credit Percentage”, the order of application or pro rata nature of application of any reduction in the Commitments or any prepayment of Loans within or among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(a), 2.05(b) or 2.06(c), or other provisions in respect of the pro rata application of payments or offers hereunder under Section 2.12, 2.13, 2.14, 2.15, 2.16 or 10.06(b)(vii) in any manner that materially and adversely affects the Lenders under a Facility or Class without the written consent of the Lenders with respect to the relevant Facility or Class and adversely affected thereby;

(g)         change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender;  (ii) the definition of “Required Lenders”, “Required Facility Lenders” or “Required Revolving Credit Lenders” without the written consent of each Lender under the applicable Facility or (iii) any other provision of this Agreement or the other Loan Documents in a manner that creates a materially disadvantaged Class or otherwise materially adversely affects a Class, without the written consent of the Required Lenders with respect to such Class determined in a manner consistent with the definition of “Required Facility Lenders” (as if such Class constituted a Facility for purposes of such definition);

(h)          release all or substantially all of the value of the Guarantees of the Obligations in any transaction or series of transactions without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)          release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j)          impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders with respect to the relevant Facility;

(k)          amend the definition of “Alternative Currency” without the written consent of each L/C Issuer;

(l)          amend clause (x) of Section 10.06(a) without the written consent of each Lender; or

(m)        subordinate the payment priority of the Obligations or subordinate the Liens securing the Obligations, except as expressly contemplated by Section 9.10, without the written consent of each Appropriate Lender directly affected thereby;

and, provided, further, that (i) no amendment, waiver, consent or modification shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document, in each case, relating to any Letter of Credit issued or to be issued by it, (ii) [reserved], (iii) no amendment, waiver, consent or modification shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iv) the Agency Fee Letter may be amended, and rights or privileges thereunder may be waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained herein, if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within three Business Days following receipt of notice thereof.  It is understood that posting such amendment electronically on IntraLinks/IntraAgency, SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice thereof.

Section 10.02       Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally.  Except as provided in Section 10.02(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)           if to the Borrower, the Administrative Agent, Collateral Agent, any L/C Issuer party hereto on the Closing Date, to the address, facsimile number, or electronic mail address specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender, to the address, facsimile number, or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in such Section 10.02(b).

(b)         Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)         Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuers may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address or facsimile for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or any of its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e)         Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.

Section 10.03      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers and, in respect of the Security Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuers from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and Collateral Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04      Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent and their respective Affiliates, including but not limited to expenses associated with the syndication of the Facilities, due diligence efforts, the reasonable fees, charges and disbursements of counsel, limited to a single counsel and, in each relevant jurisdiction, a single local counsel and one additional local counsel in each applicable jurisdiction for any such person in the event of a conflict of interest, (including, without limitation, reasonable and actual travel expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery, performance and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Arranger, Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Arranger, the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers (but limited to the fees, disbursements, and other charges of a single law firm for the Arranger, the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers and, in each relevant jurisdiction, a single local counsel, in each case, representing the Administrative Agent, the Collateral Agent all Lenders and all L/C Issuers, and one additional counsel or local counsel, as applicable, in each applicable jurisdiction for any such person in the event of a conflict of interest)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification.  Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions and the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents (except for any Taxes (which shall be governed by Section 3.01), other than any Taxes that represent losses, claims or damages arising from any non-Tax claim), (ii) any Loan or Letter of Credit or the use or intended use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, through, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any of the Loan Parties or any of their respective Restricted Subsidiaries or (iv) any claim, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a Lender, a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) any proceedings between or among Indemnitees (other than any claims against an Indemnitee in its capacity as Administrative Agent, Collateral Agent, Arranger, or similar role under any Facility) that does not involve any act or omission of the Borrower or any of its Subsidiaries.

(c)          Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (and any sub-agent thereof), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (and any sub-agent thereof) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (and any sub-agent thereof) or such L/C Issuer in connection with such capacity; provided that in respect of the proviso in sub-clause (b) above, it is understood and agreed that any action taken by the Administrative Agent (and any sub-agent thereof) or the Collateral Agent (and any sub-agent thereof) and/or any of their respective Related Parties in accordance with the directions of the Required Lenders or any other appropriate group of Lenders pursuant to Section 10.01 shall not be deemed to constitute gross negligence or willful misconduct for purposes of such proviso.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d)         Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)          Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)         Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of the Administrative Agent, any Lender or any L/C Issuer, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.05       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 10.06      Successors and Assigns.

(a)          Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)          In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans (including such Lender’s participations in L/C Obligations) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (and whole multiples of $1,000,000 in excess thereof), in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 (and whole multiples of $1,000,000 in excess thereof), in the case of any assignment in respect of the Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents, (such consent is not to be unreasonably withheld or delayed); provided, further, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)         Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof in the case of assignments of any Term Loans and ten Business Days after having received notice thereof in the case of assignments of the Revolving Credit Facility;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          the consent of the L/C Issuers (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Credit Facility.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except as provided below in clause (vii) or (B) to a Defaulting Lender, a Disqualified Lender or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)        Borrower Purchases.  Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, if the Borrower has incurred Term Loans hereunder so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase outstanding Term Loans of any Facility on the following basis:

(A)         the Borrower may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the applicable Term Loans of a given Class (such Term Loans, the “Offer Loans”) of Term Lenders; provided that (1) the Borrower delivers to the Administrative Agent (for distribution to all Lenders holding Term Loans of such Class) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 p.m. at least five Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans the Borrower is willing to purchase in the Auction and (c) the range of discounts to par at which the Borrower would be willing to repurchase the Offer Loans; (2) the minimum dollar amount of the Auction shall be no less than $10,000,000 or whole multiples of $1,000,000 in excess thereof; (3) the Borrower shall hold the Auction open for a minimum period of three Business Days; (4) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (5) the Auction shall be made to the Lenders holding the Offer Loans (and purchases of Offer Loans held by Lenders who elect to participate shall be made by the Borrower) on a pro rata basis in accordance with the respective principal amount then due and owing to the applicable Term Lenders; and (6) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.06 and are reasonably acceptable to the Borrower, which procedures must be followed by a Lender in order to have its Offer Loans repurchased;

(B)         with respect to all repurchases made pursuant to this Section 10.06, (1) the Borrower shall pay to the applicable selling Lender all accrued and unpaid interest, if any, on the repurchased Offer Loans to the date of repurchase of such Offer Loans, (2) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.05(a), (3) the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on the Offer Loans, and (4) the purchase consideration for such Auction shall in no event be funded with the proceeds of Revolving Credit Loans; and

(C)          following a repurchase pursuant to this Section 10.06, the Offer Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and all the other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.06, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(viii)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording in the Register thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon its receipt of a duly completed and executed Assignment and Assumption, the Administrative Agent shall record the information contained therein in the Register.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code.  The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s entry), at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (ii) of the first proviso to Section 10.01 requiring the consent of each Lender affected thereby and that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided, further that such agreement or instrument shall provide that the Participant understands that the value of the loan asset (including Participant’s pro rata share thereof) may increase or decrease based on fluctuations in currency exchange rates and agrees that any losses (gains) experienced as a result of changes in currency exchange rates shall be shared by such Participant in accordance with the Participant’s pro rata share.  To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A Participant shall be entitled to the benefits of Section 3.01 if such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender (provided that all forms required under Section 3.01(e) shall instead be delivered to the applicable Lender).

(f)         Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Lender serving as an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Borrower and the other Lenders, resign as an L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer hereunder if such Revolving Credit Lender is willing to act in such capacity; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the retiring entity as L/C Issuer.  If any entity serving as L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer and the acceptance of such appointment by such successor, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(h)         Disqualified Lenders.

(i)          No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person.  For the avoidance of doubt, no assignment or participation shall be retroactively invalidated pursuant to this Section 10.06(h) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Lender.

(ii)         The Administrative Agent and each assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender.  The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender upon request.  Subject to Section 10.06(h)(iii), any assignment by a Lender to a Disqualified Lender in violation of this Section 10.06(h) shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.06(d), provided that such treatment shall not relieve any assigning Lender from any liabilities arising as a consequence of its breach of this Agreement.

(iii)        If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment or in accordance with and subject to the provisions of Section 10.13, require such Disqualified Lender to assign and delegate all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee as if such Disqualified Lender were required to do so pursuant to Section 10.13, (B) in the case of Term Loans held by a Disqualified Lender, purchase or prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans and or (C) in the case of Term Loans, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06) all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees that agrees to such assignment in writing at a price equal to the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations.

(iv)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (1) will not have the right to (x) receive information, reports or other materials provided to the Administrative Agent or the Lenders by the Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented to such matter in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter; provided, however, that any Disqualified Lender’s consent shall be required for any amendment, waiver or other modification described in clause (c) of Section 10.01 with respect to any increase to the Commitments of such Disqualified Lender, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code of the United States or any similar plan or proposal under any other Debtor Relief Law with respect to the Borrower or any of its Subsidiaries, each Disqualified Lender hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights, including any Debtor Relief Law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights including any Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v)         Notwithstanding anything to the contrary in this Agreement, the Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent or any of its Affiliates or Related Parties be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.07     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case each of the Administrative Agent, the Lenders and the L/C Issuers agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation, as applicable (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority over the Administrative Agent, such Lender or such L/C Issuer) and to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case each of the Administrative Agent, the Lenders and the L/C Issuers agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation, as applicable (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority over the Administrative Agent, such Lender or such L/C Issuer) and to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates without reliance on any confidential Information of the Borrower and its Subsidiaries.  In addition, each of the Administrative Agent, the Lenders and the L/C Issuers may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and the L/C Issuers in connection with the administration of this Agreement, the other Loan Documents and the Credit Extensions.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include MNPI concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have under applicable Law or otherwise.  Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Agency Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and each L/C Issuer, regardless of any investigation made by the Administrative Agent, any Lender or any L/C Issuer or on their behalf and notwithstanding that the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, any Commitment remains in effect or any Letter of Credit shall remain outstanding.

Section 10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender shall have not consented to any proposed amendment, modification, termination, waiver or consent requiring the consent of all Lenders or all affected Lenders as contemplated by Section 10.01 and the consent of the Required Lenders, the Required Revolving Credit Lenders or the Required Facility Lenders, as applicable, has been obtained, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and Section 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal, L/C Advances and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with applicable Laws; and

(e)          in the case of any such assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, modification, termination, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender and L/C Issuer hereby agrees and acknowledges that, with regard to any Assignment and Assumption necessary to effectuate any assignment of such Lender’s or L/C Issuer’s interests hereunder in the circumstances contemplated by this Section 10.13, consent to such Assignment and Assumption shall have been deemed to have been given if such Lender or L/C Issuer has not responded within one Business Day of a request for such consent.

Section 10.14       Governing Law; Jurisdiction; Etc.

(a)         Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         Submission to Jurisdiction.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         Waiver of Venue.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16      [Reserved].

Section 10.17      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the each of the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18    Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other borrowing requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19      USA PATRIOT Act.  Each Lender and each L/C Issuer that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender or L/C Issuer) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, tax identification number and address of the Borrower and each Guarantor and other information that will allow such Lender or L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Act and the Beneficial Ownership Regulation.  The Borrower shall, and shall cause each Guarantor to, promptly following a request by the Administrative Agent or any Lender or L/C Issuer, provide all documentation and other information that the Administrative Agent or L/C Issuer or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 10.20      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  The provisions of this Section 10.20 shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 10.21      Pari Passu Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:  (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement (if in effect), (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Pari Passu Intercreditor Agreement, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement shall control and (iii) each Lender and L/C Issuer (A) authorizes the Administrative Agent to execute the Pari Passu Intercreditor Agreement on behalf of such Lender and L/C Issuer, and (B) agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and agrees that any action taken by the Administrative Agent under the Pari Passu Intercreditor Agreement shall be binding upon such Lender and L/C Issuer.

Section 10.22      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.23      Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)         As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning specified in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TURNING POINT BRANDS, INC.

By:	/s/ Brittani Cushman
	Name:	Brittani Cushman
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, an L/C Issuer and a Revolving Credit Lender

By:	/s/ Christopher M. Aitkin
	Name:	Christopher M. Aitkin
	Title:	Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as an L/C Issuer and a Revolving Credit Lender

By:	/s/ Mary-Alicha Weldon
	Name:	Mary-Alicha Weldon
	Title:	Sr. Vice President

[Signature Page to Credit Agreement]

REGIONS BANK, as an L/C Issuer and a Revolving Credit Lender

By:	/s/ Matthew N. Walt
	Name:	Matthew N. Walt
	Title:	Director

[Signature Page to Credit Agreement]